UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2019

GTY TECHNOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-37931	83-2860149
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 945-2898

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On February 19, 2019 (the “Closing Date”), GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.), a Massachusetts corporation (the “Company,” “we,” “us” and “our”), consummated the previously announced business combination (the “Business Combination”), pursuant to which it (i) acquired each of Bonfire Interactive Ltd. (“Bonfire”), CityBase, Inc. (“CityBase”), eCivis Inc. (“eCivis”), Open Counter Enterprises Inc. (“Open Counter”), Questica Inc. and Questica USCDN Inc. (together, “Questica”), and Sherpa Government Solutions LLC (“Sherpa”) and (ii) became the parent company of its predecessor, GTY Technology Holdings Inc., a blank check company incorporated in the Cayman Islands (“GTY Cayman”).  In connection with the closing of the Business Combination, the Company changed its name from GTY Govtech, Inc. to GTY Technology Holdings Inc. and became a successor issuer to GTY Cayman by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended.

This Amendment No. 1 on Form 8-K12B/A (this “Amendment”) to the Current Report on Form 8-K of the Company, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2019 (the “Original Form 8-K”), is being filed solely to amend and restate in their entirety Items 2.01 and 9.01 in the Original Form 8-K.  Because the Business Combination was consummated after the end of the fiscal year ended December 31, 2018, in accordance with guidance set forth in the Financial Reporting Manual of the SEC’s Division of Corporation Finance, this Amendment provides information relating to Bonfire, CityBase, eCivis, Open Counter, Questica and Sherpa for the fiscal year ended December 31, 2018.  This Amendment does not amend, modify or update in any way any other information provided in the Original Form 8-K.  References to “this Current Report on Form 8-K” are to the Original Form 8-K, as amended by this Amendment.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above and in Item 2.01 “Completion of Acquisition or Disposition of Assets” in the Original Form 8-K is incorporated into this Item 2.01 by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes and incorporates by reference forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the post-combination company;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K and the Company’s management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the inability to maintain the listing of the Company common stock and warrants on the Nasdaq Stock Market (“Nasdaq”);

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;
•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	changes in applicable laws or regulations;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
•

the outcome of the New York and California lawsuits among the GTY Cayman, OpenGov, Inc. and the other parties thereto, as well as any other legal proceedings that may be instituted against the combined company in connection with the Business Combination; and

•	other risks and uncertainties indicated or incorporated by reference in this Current Report on Form 8-K, including those set forth in Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference and is included in Exhibit 99.8 to this Current Report on Form 8-K.

Business

Bonfire Business Overview

Bonfire Interactive Ltd., a corporation incorporated under the laws of the Province of Ontario, Canada, or Bonfire, was founded in 2012 and is a major provider of software technologies for the procurement and vendor or supplier sourcing industry across government, the broader public sector, and various highly-regulated commercial vertical markets.

Bonfire offers clients and their sourcing professionals a modern software as a service (SaaS) application that helps find, engage, evaluate, negotiate with, and award contracts to suppliers. Bonfire delivers effective workflow automation, data collection and analysis, and collaboration to drive cost savings, compliance, and strategic outcomes. All of Bonfire’s applications are delivered as a SaaS offering, and Bonfire does not market or sell professional services.

Market Overview

The North American public sector represents a significant market for procurement technology. Various levels of government and public sector agencies award $1 billion in contracts every hour of every business day. Despite this magnitude, however, most of these spending decisions are made via paper, off-the-shelf spreadsheet technologies, and legacy internet-based sourcing portals. An estimated 85% of public agencies make sourcing decisions primarily via off-the-shelf, generally available, and non-specialized spreadsheet technologies.

In total, the North American public sector market includes over 99,000 cities, counties, towns, and other local government special agencies, and over 17,000 public institutions in academia, public healthcare, transit, utilities, and general state and federal agencies. Despite differences in revenue sources, service delivery, and organizational mandates, each government body or entity shapes its sourcing practices in similar ways in response to state and federal procurement legislation and the emergence of various best practices.

Each public body faces a similar challenge: how to procure the best good/service, for the best cost, within often rigid compliance and policy directives from elected bodies or other regulation. This compliance- and policy-driven environment makes public sector procurement a significantly more complex and sensitive process than in the private sector. Public sector procurement teams are typically stewards of tax-payer resources, and are subjected to high sourcing scrutiny and ethics requirements. Such entities must balance competing interests like cost-savings, compliance, and quality to achieve uniquely positive outcomes.

Public sector procurement groups are more regularly transitioning tools from offline workflows to online SaaS-enabled platforms to fulfill this mandate. Legacy internet-based portals and procurement suites often fail to respect the complexities of making procurement decisions in a public sector context. Many are mere systems of record and rudimentary interface points for buyers and suppliers. Many more fail to help procurement teams with the key functionalities of managing and analyzing supplier data for optimal sourcing decisions.

Bonfire uniquely captures the complexity and depth of public sector sourcing workflows; the software allows procurement teams to collect highly granular supplier data, analyze and evaluate it across discrete criteria, and ultimately make the best possible decision as a balance of compliance, cost-savings, and quality/fit.

Products and Services

Bonfire provides a comprehensive and flexible suite of products that addresses the procurement needs of predominantly public sector clients across academia, public healthcare, local and state government, transit, utilities, and various other state and federal agencies. Bonfire derives all of its revenues from subscription-based SaaS revenues.

A description of Bonfire’s suites of products and services follows:

eRFx & eTendering

• Control for requests for proposals, or RFPs or RFx, and bids, streamlining the entire sourcing workflow from posting to award

• Vendor-friendly online portal to post opportunities and receive structured submissions

• Evaluation tools that give deep insights into suppliers’ relative strengths/weaknesses, pricing, and other areas

• Real-time overview of projects and key performance indicators, or KPIs

Contracts	• Contract information in one centralized, searchable, online platform • Heat-mapped calendar view, reminders and KPIs • Easy creation of contracts from completed projects
Vendor Performance	• Visibility into vendor performance • Configure custom surveys for end users and set a cadence to automatically send • Real-time insights to address issues immediately

Strategy

Bonfire’s objective is to grow its revenue and earnings organically, supplemented by focused strategic acquisitions. The key components of its business strategy are to:

•	Provide high quality, value-added products to its clients. Central to Bonfire’s success so far has been the customer satisfaction and trust, as evidenced by a 92% client retention rate across clients added from January 2016 to December 2018 and net Annually Recurring Revenue, or ARR, churn of -14% for those same clients (i.e. Net Negative Churn). Bonfire expects that it will continue to invest heavily in client success.

•	Continue to expand its product offerings. Bonfire intends to continue to build innovative new products for its clients. These include products that leverage the data stored in clients’ networks to help clients achieve better sourcing outcomes through predictive analytics, machine learning, blockchain, intra-agency collaboration, and other next-generation technologies.

•	Expand its client base. Continued client growth is key for Bonfire’s strategy. Bonfire plans to continue building out its direct client acquisition strategy while adding strategic channel relationships to aid.

•	Expand its existing client relationships. On average, Bonfire’s clients feature negative net churn of at least 14% in Year 1, and higher rates in subsequent years, indicating that they expand usage and functionality acquisition of Bonfire’s product over time. Bonfire intends to continue this strategy of increasing value and share-of-wallet of its clients.

•	Attract and retain highly qualified employees. Bonfire’s business is dependent on attracting and retaining excellent managers and employees for product development, go-to-market, administrative, and support activities. Bonfire believes that its mission, scale of the opportunity, and unique culture will allow it to continue recruiting excellent staff.

•	Pursue selected strategic acquisitions. Where appropriate, Bonfire plans to make strategic acquisitions of legacy portal providers as a way of quickening the adoption of Bonfire. This will allow Bonfire to grow revenues more rapidly than with a purely organic strategy, and to grow its supplier network and corresponding data.

Sales, Marketing, And Clients

Bonfire markets its products and services through direct, in-house sales and marketing personnel located primarily in Canada and the United States.

Sales of new systems are typically generated from outbound marketing and sales campaigns, tradeshows and conferences, word-of-mouth and referrals, and thought-leadership campaigns.

Competition

Bonfire competes with numerous local, regional, and national firms that provide or offer some or many of the same solutions that it provides. Many of these competitors are smaller companies that may be able to offer less expensive solutions than Bonfire’s. Many of these firms operate within a specific geographic area and/or in a narrow product or service niche. Bonfire also competes with national firms, some of which have greater financial and technical resources than Bonfire does, including SAP Ariba. Bonfire also occasionally competes with central internal information service departments of local governments, which requires it to persuade the end-user department to discontinue service by its own personnel and outsource the service to Bonfire.

Bonfire competes on a variety of factors, including price, service, name recognition, reputation, technological capabilities, and the ability to modify existing products and services to accommodate the individual requirements of the client. Bonfire’s ability to offer an integrated system of applications for several offices or departments is often a competitive advantage. Local governmental units often are required to seek competitive proposals through a request for proposal process and some prospective clients use consultants to assist them with the proposal and vendor selection process.

Suppliers

Substantially all of the computers, peripherals, printers, scanners, operating system software, office automation software, and other equipment necessary for the implementation and provision of Bonfire’s software systems and services are presently available from several third-party sources. Hardware is purchased on original equipment manufacturer or distributor terms at discounts from retail. Bonfire has not experienced any significant supply problems.

Intellectual Property, Proprietary Rights and Licenses

Bonfire regards certain features of its internal operations, software, and documentation as confidential and proprietary and relies on a combination of contractual restrictions, trade secret laws and other measures to protect its proprietary intellectual property. Bonfire currently does not rely on patents. Bonfire believes that, due to the rapid rate of technological change in the computer software industry, trade secrets and copyright protection are less significant than factors such as knowledge, ability and experience of its employees, frequent product enhancements, and timeliness and quality of support services. Bonfire typically licenses its software products under non-exclusive license agreements, which are generally non-transferable and have a perpetual term.

Employees

At December 31, 2018, Bonfire had 88 full-time employees. None of its employees are represented by a labor union or are subject to collective bargaining agreements. Bonfire considers its relations with its employees to be positive.

Properties

Bonfire leases and occupies approximately 21,000 square feet of office space in Ontario, Canada. Such lease expires on June 30, 2022.

Legal Proceedings

There are no legal proceedings pending to which Bonfire is party or to which any of its properties are subject.

CityBase Business Overview

CityBase provides dynamic content, digital services, and integrated payments via a software-as-a-service (SaaS) platform that includes technological functionality accessible via web and mobile, kiosk, point-of-sale, and other channels. CityBase software integrates its platform to underlying systems of record, billing, and other source systems, and configures payments and digital services to meet the requirements of its clients. Its clients include government agencies and utility companies. CityBase, LLC was formed in Delaware on June 9, 2014. On July 21, 2016, CityBase, LLC was converted into a Delaware corporation, CityBase, Inc.

To complement and expand CityBase’s technology and customer base, on August 17, 2017, CityBase acquired 100% of the equity interests of the Department of Better Technology, Inc., a Delaware corporation, in exchange for shares of CityBase common stock.

Industry Background

Currently, the government technology industry is composed of legacy technology vendors (which typically use significant customization for implementation), consulting firms, in-house development, and manual processes that have never been digitized. CityBase anticipates that government will follow the digital transformation of the private sector as constituents will expect such digitalization, and ultimately such digitalization is expected to yield cost reductions and improved service to constituents. CityBase also expects a continued momentum amongst government staff and leaders to modernize government services. This future is not defined, but facilitated by, technology and will revolutionize the way that people experience government.

Product and Service Offerings

CityBase provides an enterprise SaaS platform that facilitates government and utility interactions with customers. The key elements of its products and services are digital services and payments.

Digital Services

CityBase’s digital services make it easier for constituents to register, apply, search, and pay for government and utility services — and easier for staff to administer these services. “Digital services” includes solutions that address the common interactions that people have with the government or their utility provider, which are often paper-based today. CityBase digital services include configurable digital forms and case management tools that replace manual processes or improve existing online processes for government and utility customers. CityBase’s digital service tools help government and utility staff process constituent requests faster and more effectively.

Payments

The CityBase platform helps local governments and utilities accept, track, and manage payments from their constituents. CityBase facilitates payments that provide a modern user experience, integrate seamlessly with its customers’ existing systems, and are consistent across a large enterprise. The payment technology is available via channels, including web and mobile web, kiosk, and point-of-sale terminals. Its revenue management solution allows clients to manage system-wide payment activity as well as reconcile to individual transactions in one place.

Customers

CityBase’s clients include local and county governments and investor or municipal utility companies. Four of CityBase’s customers accounted for approximately 72%, of CityBase’s total revenues for the year ended December 31, 2018.

Competition

The market for enterprise payment, data analytics, and communication platforms for local governments and utilities is competitive and evolving. CityBase faces competition from several types of internal approaches and independent providers:

• Custom software solutions developed by outside consultants or through internal efforts to provide partial- or full-suite offerings;

• Software vendors that have developed agency- or utility-specific systems for individual business cases, such as property tax payments, utility payments, or freedom of information requests;

• Other SaaS solution providers; and

• Payment processing solution vendors serving government and utilities.

Competitive factors in CityBase’s market may include the following:

• Service

• Price

• Speed to implement

• Citizen-centric design

• Configurability and flexibility

• Back office function for payment and banking reconciliation

CityBase believes that it compares favorably on the basis of these factors. Some of CityBase’s current competitors have, and future competitors may have, greater financial, technical, marketing and other resources, greater resources to devote to research and development, a broader range of products and services, larger marketing budgets, more extensive customer bases and broader customer relationships, and/or longer operating histories, greater name recognition and other resources.

Government Regulation

Government Contracting Requirements

As a contractor to various government agencies, CityBase is subject to certain restrictions in how it operates. Such restrictions may exist at the individual client level and may include regulations that govern the fees that CityBase collects for its services or the ability of the government counterparty to terminate its contractual obligations.

Privacy and Data Security

In addition, as a facilitator of credit card payments, CityBase is subject to privacy and data protection laws and payment card industry best practices. CityBase is a Payment Card Industry (PCI) Level-1 compliant platform hosted in an Amazon Web Services (AWS) cloud environment. CityBase takes a number of important measures to promote data privacy and data security, including adhering to the standards and requirements, as defined by the Payment Card Industry Data Security Standard (PCI DSS), using tokenization, employing 24/7 fraud and tamper detection, real-time alerting, end-to-end encryption technology, and regularly scheduled internal and external penetration scans.

Research and Development

CityBase invests substantial resources in research and development to improve its platform and develop new products and features. CityBase’s research and development organization is primarily responsible for the design, development, testing, and delivery of its products and platform. As of December 31, 2018, CityBase had a total of 38 employees primarily engaged in research and development functions.

Intellectual Property

The success of CityBase depends, in part, on its ability to protect its brands and technologies against infringement and misappropriation. CityBase relies on a combination of contractual restrictions, confidentiality procedures, trade secret laws and other measures to protect its proprietary intellectual property. CityBase does not currently own any patents or hold other intellectual property registrations to protect its intellectual property.

CityBase uses certain intellectual property licensed from third parties, including software made available to the public under open source licenses. If any proprietary software does not continue to be available on commercially reasonable terms, CityBase believes that alternative software would be available, if necessary.

CityBase cannot be certain that its products and services do not and will not infringe the intellectual property rights of others. To the extent claims against CityBase are successful, it may have to pay substantial monetary damages or discontinue or modify certain products or services that are found to infringe another party’s rights.

Employees

As of December 31, 2018, CityBase had 74 total employees, which were all full-time. CityBase also utilizes independent contractors to support certain technical and other functions, including implementation engineers, which assist on all phases of the web-based project lifecycle, from project definition through implementation.

CityBase employees are not covered by any collective bargaining agreement, and it has never experienced a work stoppage. CityBase believes that its relations with its employees are good.

Facilities

CityBase’s corporate headquarters is located in Chicago, Illinois, where it currently leases approximately 14,560 square feet under a lease agreement set to expire in November 2021. In addition, CityBase subleases a Chicago, Illinois office to a non-related party under terms expiring on December 31, 2020. CityBase also leases a warehouse space in Illinois and co-working spaces in San Francisco, California; Indianapolis, Indiana; and Birmingham, Alabama. CityBase believes that its current facilities are adequate to meet its ongoing needs and that, to accommodate growth, it may seek additional facilities as necessary.

Legal Proceedings

On June 8, 2018, Pay-Ease filed a complaint against CityBase and another defendant, P-E Acquisition Holdings LLC, alleging, among other things, breach of contract and unjust enrichment with respect to two licensing arrangements entered into by P-E Acquisition Holdings LLC and Plaintiff in October 2013. The case, captioned Pay-Ease, LLC v. P-E Acquisition Holdings LLC and CityBase, Inc. was filed in the Circuit Court of Cook County, Illinois. The complaint contends that P-E Acquisition Holdings LLC failed to comply with its contractual obligations under the applicable agreements. No specific dollar amount for damages has been alleged, and Plaintiff has not sought injunctive relief. The Court has not yet set any deadlines for discovery or trial in this matter. CityBase intends to vigorously defend against the allegations set forth in the complaint, however, it makes no predictions, at this time, on the likelihood of success of defeating Pay-Ease’s claims.

In addition, from time to time, CityBase may be involved in litigation relating to claims arising out of its operations in the normal course of business.

eCivis Business Overview

eCivis provides cloud-based grants management and cost allocation software for state, local and tribal governments and other government entities. eCivis helps thousands of public agencies maximize their grant revenues, track financial and program performance, prepare cost allocation plans and budgets, and access free open data tools to make sense of federal data. eCivis’s solutions simplify grant pursuance, proposal development, budgeting, program implementation, performance, reporting, compliance and management of subrecipients in one single centralized enterprise system. eCivis was founded in Pasadena, California in 2000 with the help of local government leaders at the International City/County Management Association (ICMA). Since its establishment, eCivis has carried out over 150 enterprise government implementations and subscribed to by over 3,600 state and local government agencies. Federal grant funding in the most recent fiscal year 2018 accounted for more than $700 billion and represents approximately 18% of the US budget.

Industry Background

eCivis has identified a major inefficiency in the flow of government funding between state and federal government and businesses, individuals and various local government entities. The grant funding process is inefficient, with the majority of local governments lacking essential human and technical resources to pursue and manage the grant process. Instead, staff members without formal training often attempt to fit grants management into their already heavy workload, without access to standardized forms, tools or processes, resulting in inefficient strategy and lost opportunities for funding. Data and information is rarely standardized and is entered into common back office tools such as spreadsheets and outdated grant management systems without comprehensive tracking and integration functions. Furthermore, currently-existing fund management systems are unable to monitor the proper use of funds, leading to significant mismanagement and even risk of loss and misappropriation of funds. Competitive grants are time sensitive and require immediate attention whereas procurement and internal sources take time to be approved. eCivis provides products and services that can be deployed quickly and with little technical support to address the time sensitive nature of these grant funds.

eCivis’s Products and Services

The eCivis solution consists of four core cloud-based products including grants research, grants management, sub-recipient management, and cost allocation and recovery. To assist its customers in the implementation of its cloud-based products, eCivis also offers one-time implementation services including data integration, grants migration and change management. Additionally, eCivis provides ongoing grants management training and cost allocation plan consulting.

Grants Acquisition Solution — eCivis Grants Network

The eCivis Grants Network provides clients with the ability to manage the entire planning and grant pursuance process by integrating each step from project creation to grant award, so that stakeholders can eliminate unnecessary steps and systems required to secure the right funding for their projects. Users can use eCivis’s platform to determine grant award eligibility and financial requirements, create and track projects requiring funding, track goals and objectives for funding, and assign various metrics to review and track organizational performance. The platform provides clients with the ability to search over 16,000 federal, state and foundation grants, all identified, analyzed and summarized by eCivis’s full-time professional research staff. Such grants can be searched with an easy to use advanced multi-factor search engine and reviewed via organized standard tabs to effectively identify the most relevant grants. Users can review application files and e-mail grants to internal and external recipients, as well as save and/or assign grants to internal projects. Built-in compliance tools help determine and confirm whether internal proposals and costs align with applicable federal and non-federal guidelines.

Grants Management Software Solution

The eCivis Grants Management Software Solution allows users to manage the entire grant process, from sourcing grant application to closeout. Some of the key features of the Grants Management Software Solution include the ability to: organize projects and grants by organizational departments, review an enterprise-wide view of all grant activities, and access advanced workflows and robust management reporting systems. Users can build and save template reports for internal and external reporting, setup required tasks at various post-award stages, integrate project tasks with e-mail calendars, manage the communication and approval of budget amendments, and access a myriad of other features and functions. Users are also able to organize and connect financial data to and from ERP/GL against grant budgets using data integration functions — over twenty-six data integrations with government ERP/GL are provided to serve this function. Additionally, eCivis also maps compliance requirements into standard available actions across the entire grant lifecycle, and provides a library of resource that can be accessed at any time to understand 2 CFR 200 guidelines.

Subrecipient Management Solution

eCivis’s subrecipient management solution allows funders, applicants and subrecipients to interact with each other in a modern and scalable platform to reduce risk, improve information sharing, and increase and organizational performance and efficiency. Some of the key features of this platform include the ability to create and track grant solicitation, score and record decisions on applicants, check DUNS and EIN data, track application history, track and share performance metrics for grant goals and/or objectives, allocate and track multiple funding sources, track all pre-award grant activity by department, project, CFDA, etc., as well as a wide range of other features.

Cost Allocation Software

eCivis’s cost allocation software tracks and compares expenditures and allocation basis by fiscal years, and provides a concise methodology for budgeting and program delivery planning. The platform allows users to: maximize efficiency by minimizing time spent entering and reviewing data and producing cost and plans reports, maximize grant and program funding through full and complete cost recovery and allocation, provide a clear and concise methodology to assist in developing budgets and planning program delivery, and determine full, defensible, indirect costs to include in ICRPs, hour rates, user fees, and SB90 claims.

Consulting and Training

eCivis’s team of experienced consultants and support staff provide training to improve planning, acquisition and effective management of federal and non-federal grants. Further, eCivis’s strategic grant development and grant writing service helps stakeholders develop a comprehensive solution leading to sustainable grant success by helping clients, among other things: (i) thoroughly understand key initiatives and internal projects eligible for grant funding, (ii) research grants that align to internal initiatives and organizational priorities to fill existing gaps, (iii) access organizational capacity to apply for grants successfully, (iv) align internal procurement processes and resources to pursue grant opportunities in a more efficient and effective way, and (v) draft grant proposals and provide strategic advice and consulting services to shape priorities per grant funding notices. Finally, the platform also offers a wide array of expert guides and other resources to its users.

Revenues, Sales and Marketing

eCivis derives its revenues primarily from subscription services and professional services. No single contract or customer represents a disproportionate percentage of revenue. eCivis’s subscription services revenue primarily consists of fees that provide customers access to either its grant management or cost allocation cloud applications. Such subscriptions are typically one to three years in length, and are priced based on a number of factors, including the number of users having access to the products and the number of products purchased by the customer. eCivis’s professional services revenues primarily consist of fees for data integration with the customer’s systems and the eCivis grant management application, migration of grants, training, and grant writing services.

eCivis focuses its sales and marketing efforts towards local, state and tribal governments and sells its solution to this market primarily through its direct sales force. The length of its sales cycle depends on the size of the potential customer and contract, as well as the type of solution or product being purchased. The sales cycle of its state government customer is generally longer than that of its local government customers. As eCivis continues to focus on increasing its average contract size and selling more advanced products, it expects its sales cycle to lengthen and become less predictable, which could cause variability in results for a particular period. Additionally, the nature, complexity and extent of its implementations will also increase, which may increase eCivis’s professional services revenues as a percentage of its overall revenues.

Research and Development

eCivis has spent approximately $1.3 million and $1.1 million during the years ended December 31, 2018 and 2017, respectively on research and development activities.

Employees

As of December 31, 2018, eCivis had 48 full-time employees. eCivis also employs independent contractors to support grant services, web development, research publishing and editing, fit-gap analysis, change management, implementation services and marketing. eCivis’s employees are not covered by any collective bargaining agreement and eCivis has never experienced a work stoppage. eCivis believes that its relations with its employees are good, and its turnover has been very low (less than 10% percent in 2018), with the average employment tenure with existing employees at 3.7 years. Furthermore, eCivis has two leading experts in the fields of grant management and cost allocation services in management positions.

Facilities

eCivis’s headquarters are located in a multi-tenant office building at 418 N. Fair Oaks Ave., Ste. 301, Pasadena, CA 91103, where eCivis leases approximately 10,030 rentable square feet. eCivis’s lease for such space commenced on November 6, 2013 and expires on May 31, 2022. On June 1, 2017, eCivis subleased 2,500 rentable square feet to a subtenant, which sublease expires on May 31, 2022. eCivis does not own any facilities as of the date of this filing. eCivis believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs.

Intellectual Property

eCivis does not own any patents. eCivis owns the registered trademarks: “ECIVIS”, “GRANTS NETWORK”, “NONPROFIT ONE-STOP” and “COSTTREE”.

Government Regulation

There are no current government regulations that negatively impact eCivis’s business or ability to compete in its markets.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against eCivis or any members of its management team in their capacity as such.

Open Counter Business Overview

Open Counter builds software to streamline municipal permitting and licensing through four products: the Business Portal, Residential Portal, Special Events Portal, and Zoning Portal. These products help applicants understand the scope of their permitting projects, and apply and pay for the necessary permits online. The portals also allow city administrators to process incoming applications and respond to applicant inquiries online. By automating these processes, the software reduces the need for in-person meetings, and allows city staff to focus on higher-value assignments.

Open Counter’s Products and Services

Open Counter offers four products: Business Portal, Residential Portal, Special Events Portal, and Zoning Portal.

•	The Business Portal helps entrepreneurs understand the costs and complexity of establishing or growing a business in a particular city. The Open Counter Business Portal educates potential applicants about necessary business permits, and provides estimates about the associated time and costs associated with a particular project. Once applicants are ready to proceed with a project, they can use the Business Portal to apply online for necessary permits.

•	The Residential Portal educates homeowners about the rules and regulations regarding residential additions, alterations, and new construction to help plan projects and remain in compliance with City code enforcement.

•	The Special Events Portal helps applicants understand the process involved in hosting a special event in a public space by handling site selection, cost estimation, event scheduling, and online applications. The Special Events Portal provides a high-level overview tool to educate users about which types of events are allowed, where events may be located, which permits are required, and cost estimates.

•	The Zoning Portal renders complex land use regulations in a user’s web browser to make zoning regulations responsive to citizen inquiries. Specifically, the Zoning Portal helps applicants navigate the site selection process by showing where a particular project may be permitted. The Portal analyzes and imports the logical structure of the municipal code, and factors secondary issues, such as whether a restaurant may serve alcohol, or have live entertainment, in order to provide tailored guidance about a specific project.

As part of the deployment of these products, Open Counter also offers configuration services to set up and maintain the Portals on behalf of our municipal customers.

Competition

There are a number of companies that offer permitting and licensing software to municipal governments. These include Accela, Infor, and Tyler, among others. These companies built their software with an emphasis on the requirements of city staff users, with a lesser emphasis on the applicant experience.

By focusing on the applicant experience, Open Counter found a unique niche in the market: permit discovery. While the competition allows applicants to submit permit and license applications online, their software typically assumes that the applicant knows which permits and licenses are required, and the costs of those permits and licenses. In contrast, our software guides the applicant through the permit discovery process by calculating the impact of applicable zoning regulations on the choice of location and planned use, the permits required for the project, and the necessary permit fees. Our software also alerts applicants about the professional licensure requirements for specific permits, such as whether a licensed contractor, electrician or plumber is needed on their project team. By automating these determinations, we have addressed an in-person step referred to as a “pre-application meeting,” which is a time-consuming step for both applicants and city staff.

Because Open Counter is offered as a SaaS solution, our annual pricing is significantly lower than the legacy systems, which have traditionally offered on-premises software under perpetual license agreements.

The uniqueness of our solution, and price-point of our offering, have allowed us to avoid competitive solicitations in 93% of our projects, and to win RFPs with cities like Boston, Detroit, and Charlotte, when they have been required.

Some of our competition provides permit discovery products that explain the permitting process in general terms. While helpful, these materials do not provide information tailored to specific projects. For example, a restaurant with outdoor seating, live entertainment, and alcohol service will require a different set of permits (with higher costs), than one without those options. Many cities offer PDF documents with this kind of information. For example, San Francisco and Los Angeles offer detailed “Business Portals,” but they are still based on static content.

By focusing on permit discovery, Open Counter has remained agnostic to the back-end systems used by cities. This means that we can launch Open Counter products in cities using Accela, Infor, or Tyler, and other competitors, without coming into direct competition with offerings from those companies.

Research and Development

In fiscal year 2018, Open Counter spent approximately $410,000 on research and development, and spent approximately $437,000 on research and development for fiscal year 2017. None of such costs are borne by customers.

Organization

As of December 31, 2018, Open Counter had 8 full-time employees, no part-time employees, and 2 independent contractors. None of Open Counter’s employees are represented by a labor union with respect to their employment with Open Counter. Open Counter’s headquarter is located at 25 Taylor Street, San Francisco, California.

Facilities

Open Counter is not party to any lease agreements. Open Counter uses office space through an agreement with WeWork at the WeWork Golden Gate location, 25 Taylor Street, San Francisco, California. Open Counter employees work remotely out of their homes or at co-working facilities. Open Counter does not own any facilities as of the date of this filing.

Intellectual Property

Open Counter owns a trademark on the Open Counter name. The company does not hold any patents.

Government Regulation

There are no current government regulations that negatively impact Open Counter’s business or Open Counter’s ability to compete in the markets it pursues.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Open Counter or any members of its management team in their capacity as such.

Questica Business Overview

Questica offers budgeting software, performance management, and transparency and data visualization solutions throughout North America. Questica was founded by TJ Parass in Ontario, Canada in 1998. Questica uses its 20 years of experience to provide public sector organizations with access to a complete budgeting, performance, transparency and citizen engagement toolkit to better enable data-driven budgeting and decision-making, while increasing data accuracy, saving time and improving stakeholder trust. Questica’s solutions are sold to approximately 675 customers, which include state and local governments and public sector organizations such as healthcare, education and not-for-profit organizations across 46 states in the United States and 9 provinces and territories in Canada. Questica boasts a Net Promoter Score, or NPS, of 67, which is considered to be excellent, and showcases the loyalty of Questica’s customer relationships, which have been retained at a rate in excess of 95% as of December 31, 2018. Approximately $70 billion in annual budgets are run through Questica’s products per year as of December 31, 2018, with budgets ranging from $5 million to over $4 billion.

Questica’s Products and Services

Questica has four primary products: (i) Budget; (ii) Performance; (iii) OpenBook; and (iv) BudgetBook powered by CaseWare.

Budget

Questica’s Budget is a web-based, multi-user budgeting preparation and management solution that provides all budgeting software requirements in one easy-to-access place. Budget is a comprehensive, streamlined budgeting software product that enables users to improve and shorten an organization’s budgeting cycle by ensuring an accurate and collaborative multi-user budgeting process. It provides multi-year capital budgeting, identifies expenditures and funding sources, provides salary and position planning and performance management modules, allows the generation of new financial statements, enables advanced analytics and provides an integrated dashboard that shows all critical data and other relevant information together in an interactive interface. Budget directly and seamlessly integrates with Questica’s other products, which are described below, as well as the Balancing Act budget simulator created by Engaged Public, a Colorado-based public policy consulting firm which has partnered with Questica since August 2018.

Performance

Questica’s Performance is a management performance measurement tool which permits users to obtain a complete view of performance across an organization. Performance, which can integrate with Budget, leverages financial and statistical data from an unlimited number of budget and non-budget key performance indicators to effectively measure performance by tracking an organization’s progress and achieving set goals. Performance can incorporate data from a variety of other sources such as enterprise resource planning (“ERP”) systems.

OpenBook

Questica’s OpenBook is a data visualization software that enables the presentation of financial and non-financial data with descriptive text, informational pop-ups, charts and graphs and includes fast information search functionality. OpenBook, which can integrate with Budget, can display on a map capital infrastructure projects, including the budget, actual spend, funding sources and accompanying documentation, images, video and other multimedia. By facilitating the sharing and communication of financials and other data, OpenBook is used by organizations to communicate strategic plans, fundraising and community initiatives, disclose to citizens how tax dollars are spent, and engage with stakeholders regarding plans, projects and issues. Organizations can also link related activities to showcase the depth and scope of capital projects that are happening in a city, region, state, province or country.

Budget Book powered by CaseWare

Questica’s Budget Book powered by CaseWare is a user-friendly and comprehensive document management and financial reporting tool that allows government agencies to create, collaborate, edit, approve and publish annual budget books. Budget Book integrates with Budget and provides access to Questica’s partnership with CaseWare, a government financial reporting database product. The budget book standards for the Government Financial Officers Association’s annual Distinguished Budget Presentation Award were used to develop the standard budget book preparation model for Budget Book’s interface, permitting small and mid-sized agencies to prepare professional and compliant budget books that might be otherwise too time and resource intensive to produce.

Competition

The competitive landscape for budgeting software, performance management, and transparency and data visualization solutions varies depending on the type of solution, the size of the organizations to be served and the geographical locations in which such organizations operate, but in most cases the solutions with which Questica competes are ERP solutions, Microsoft’s Excel and home-grown solutions designed by the organizations themselves.

Questica believes the principal competitive factors in its markets include:

•	Cost

•	Technology

•	User Interface

•	Customer Service

•	Integration

•	Public Sector Focus and Expertise

•	Product Breadth

•	Implementation Track Record

Questica believes that Questica competes favorably based on these factors.

While there are a number of competitors seeking to provide such solutions, the primary competitors include Oracle’s Hyperion Planning, Sherpa, OpenGov, Public Sector Digest Software, MyBudgetFile, Allovue Balance, Adaptive Insights, Kaufman Hall and Centage’s Budget Maestro, which each compete to differing degrees across the spectrum of organizations, geographical locations and vertical markets in which Questica operates. Questica has emerged as a market leader or strong market participant for each type of solution that it provides among these primary competitors.

Questica has historically won a majority of its requests for proposals when it is able to provide a live demonstration of its products to an organization. Questica has focused its competition on establishing relationships with potential customers as early in the process as possible through cold calling, email campaigns, trade show attendance and sponsorships, web marketing, partner referrals and Questica-sponsored regional events. Questica leverages existing customer references, Questica’s 100% success rate on project implementations and its broad knowledge and understanding of the public sector and the unique budgeting challenges these customers face to compete with its primary competitors. Questica additionally differentiates itself by solely focusing its product development on the public sector and does not sell or market its products into any other types of customers.

Questica has a sales organization that sells its products, sometimes working with referral partners who sell complimentary solutions. In addition, Questica utilizes distribution relationships with partners who sell, implement and provides basic support services to customers and has a number of referral arrangements with partners who introduce Questica’s products to their customers and receive a referral fee for Questica contracts.

Questica has approximately 675 customers using its solutions and is not dependent on any one customer, with its single largest contract representing approximately 2.5% of Questica’s total annual recurring revenues as of December 31, 2018 and its top ten customers representing approximately 11% of Questica’s total annual recurring revenues as of December 31, 2018.

Research and Development

Questica regularly introduces new product offerings, including BudgetBook powered by CaseWare, which was introduced in late 2017. As of the date of this filing, Questica spent approximately $1.3 million on research and development in fiscal year 2018, and spent approximately $1 million on research and development for fiscal year 2017. Very little of such costs are borne by customers. Questica has a small group of developers who work with its professional services and implementation team. The cost of these development resources is not included in the annual research and development spend, and this team builds customizations and integrations funded by customers as billable jobs and deliverables.

Organization

As of December 31, 2018, Questica had approximately 76 employees, including 71 full-time employees and 5 contractors. None of Questica’s employees are represented by a labor union with respect to their employment with Questica. Questica’s headquarters are located at 980 Fraser Drive, Unit 105, Burlington, Ontario, Canada.

In September 2013, Questica purchased the assets of Onix Systems Group Inc., which included the contracts for 16 customers and the intellectual property for the Onix Budgeting Solution. In November 2015, Questica purchased the assets of Fletcher and Fletcher, Inc., which included the contracts for eight customers and the intellectual property for the Fletcher Budgeting Solution. In June 2017, Questica purchased the assets of PowerPlan Corporation, which included the contracts for more than 350 customers and the intellectual property for the PowerPlan Budgeting Solution. In July 2018, Questica sold the assets of its engineer-to-order (“ETO”) business, which included the contracts for 30 customers and the intellectual property for its ETO ERP solution.

Facilities

Questica leases three facilities for key administrative, operational and technology functions. Questica’s headquarters are located in a multi-tenant office building in Burlington, Ontario, Canada at 980 Fraser Drive, Unit 105, where Questica leases 7,000 square feet. Questica’s lease for the space in Burlington commenced on June 1, 2015 and expires on May 31, 2020. Starting on March 1, 2017, Questica also leased 3,410 square feet in a second property in Burlington, Ontario, Canada, which lease ends on December 31, 2019. Starting on June 20, 2017, Questica leased 2,085 square feet in Huntington Beach, California, which lease ends on March 31, 2023. A small number of Questica’s employees work remotely out of their homes in both Canada and the in the United States. Questica does not own any facilities as of the date of this filing. Questica believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs.

Intellectual Property

Questica does not hold any patents but has registered trademarks for “QUESTICA” and “TEAMBUDGET” in the U.S. and Canada and has applied for trademarks for “OPENBOOK” and “WHERE BRILLIANT BEGINS” in the U.S. and Canada.

Government Regulation

There are no current government regulations that negatively impact Questica’s business or Questica’s ability to compete in the markets it pursues. However, there are regulations related to the Health Insurance Portability and Accountability Act of 1996 (HIPPA) and the Americans with Disabilities Act (ADA) that are relevant to Questica’s customers that could in the future necessitate changes to Questica’s products in order to be compliant, and if not addressed, could negatively impact Questica’s ability to compete for new business.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Questica or any members of its management team in their capacity as such.

Sherpa Business Overview

Sherpa is a leading provider of public sector budgeting software and consulting services that help state and local governments create and manage budgets and performance. Clients purchase Sherpa software and engage Sherpa consulting services to configure the software and train clients on how to manage the software going forward. Following the implementation, clients continue to use the software in perpetuity while paying maintenance or subscription fees. Sherpa was founded in 2004 by David Farrell and Mar Taloma in Delaware.

Sherpa’s clients benefit from a system that greatly simplifies the budgeting process, encourages collaboration and provides detailed projections on substantial portions of their budgets. Increased access to data, including instant aggregation of the budget requests, means clients can spend more time analyzing data and less time collecting it and formatting outputs. Sherpa’s business consulting provides access to lessons learned from over 100 public sector budgeting implementations and consultants who average 20 years of experience in budgeting and performance management.

Sherpa’s contracts are comprised of two durations: (i) short-term implementation of three to twelve months; and (ii) on-going maintenance of one to five year renewable periods. Due to the investment made in implementing software and the quality of the solution, retention rates are very high.

Industry Background

Public sector budgeting has been traditionally performed by either disparate spreadsheets that are compiled by a central office or home-grown systems. Due to the sheer amount of data and publication requirements needed by public sector organizations, using this traditional process can be very challenging. Most budget processes experience a significant amount of data re-entry and re-stating, manual compilation and extensive data verification and often rely on the mostly manual preparation of required publications. While products that meet some budgeting software requirements exist in the market, many are overly complicated to implement or priced at a point that exceeds the reservation points of most government organizations. Sherpa’s product is flexible enough to meet complex requirements while also scalable to lower budget clients.

Sherpa’s Products and Services

Sherpa provides public sector budgeting software to meet the needs of key stakeholders, executive and legislative branches, budget offices and department users. The key elements of Sherpa’s offerings are: (i) a highly configurable software; (ii) an experienced consulting team; and (iii) a long-term support model.

Highly Configurable Software

Sherpa’s software was designed to be configured by functional staff with no changes to the underlying code. Implementation teams are comprised of functional experts, not technical experts, who are able to understand business requirements and demonstrate configured software immediately after requirements meetings. This means clients see their future solution throughout the process and can make refinements without having to wait for an entire build phase to complete.

Consulting

Each of the members of Sherpa’s consulting team have an average of over 20 years of targeted public sector budgeting experience and together have implemented over 100 public sector budgeting projects. This experience is invaluable to clients for several reasons. Clients can quickly explain their processes and Sherpa’s team will understand without multiple iterations, meaning clients dedicate a significantly lower amount of their time to engagements. When clients seek advice, Sherpa can refer them to dozens of relevant examples where other similar clients have faced similar challenges. Sherpa has many innovative clients whose collective thought leadership is channeled through Sherpa’s implementation team. Sherpa’s team has seen what has worked and what has not, so Sherpa can offer counsel on business processes redesign including recommended timing relative to the software project.

Support

Sherpa’s support model is designed to enable clients to use Sherpa’s software for the long term, traversing changes in leadership, policy, and staff. As part of Sherpa’s basic maintenance model, clients can reach out to their consulting team at any time to get assistance, answers to questions or support with activities that are rarely done, such as annual rollovers. This results in clients getting answers to questions immediately, without the struggles of reporting issues through a chain of support staff who are not familiar with the client processes and configuration.

Revenues

Sherpa currently earn revenues from three main sources: (i) consulting services for implementations and business process design; (ii) software fees; and (iii) maintenance fees. Consulting services are comprised of one-time implementation fees and system administrator services, where Sherpa serves as the customer’s system administrator, typically to provide coverage for turnover. Software fees are made up of both perpetual license fees and subscription fees. Maintenance fees are annual fees paid by perpetual license customers to have access to customer support and software upgrades. Hosting services are also provided but are mostly pass-through to Sherpa’s hosting providers. Sherpa generally relies on approximately ten customers for each of its three main revenue sources in a given fiscal year, which are mostly comprised of state and local governments.

Sales and Marketing

Sherpa’s primary method of securing sales to date is through responses to requests for proposals. In addition, Sherpa’s target audience actively communicates with similar public sector organizations, which leads to word-of-mouth sales. To grow sales beyond responses to requests for proposals and word-of-mouth referrals, Sherpa is employing the following sales and marketing strategies for 2019:

•	Limited conferences where decision-makers attend;

•	Pre-sales work to introduce clients to Sherpa’s offering; and

•	Selling via cooperative agreement.

Revenue Growth

Sherpa’s primary focus for revenue growth is to ensure Sherpa’s current customer base maintains a high degree of customer satisfaction. Sherpa believes that high retention of recurring revenue is critical to create the foundation for revenue growth. Sherpa also believes that high customer satisfaction provides secondary benefits, including strong references and willingness to promote the product and team.

Growing Existing Markets

Sherpa’s goals for growth focus on verticals with which Sherpa has had the most success: cities, counties and states. Sherpa’s targeted market of large, complex clients has a total available market of 450 counties, 300 cities, 49 states and 600 state agencies. There are 280 K-12 opportunities, which Sherpa pursues selectively due to their unique requirements.

New Markets

There are additional verticals where Sherpa’s product applies, such as K-12, universities, and non-profits which may be considered for long-term growth.

Technology and Operations

Sherpa’s technology leverages Microsoft’s widely-used SQL Server, which is a relational database management system, and .NET software framework. The power of Sherpa’s application is derived from Sherpa’s investment in on-screen configuration, all of which is stored in the database, meaning code updates do not have client-specific features. Since each client has unique requirements which must be met due to statutory requirements or policy, Sherpa’s solution was built to be flexible enough to meet these requirements without code changes or client customizations. With Sherpa’s experience with multiple other budgeting systems, Sherpa’s product was built from the ground up with the specific focus on how to create outputs in an efficient manner. This means regardless of reporting solution, reports are fast and easy to create due to the strong design.

Sherpa’s technology infrastructure for hosted clients is provided by Amazon Web Services and is maintained by Sherpa’s partner at Smart Panda Labs. We have east coast and west coast hosting sites. Approximately half of Sherpa’s customer base is serviced on-premise. Budgeting is not mission critical, but Sherpa’s objective is to provide uninterrupted service 24 hours per day and seven days a week, and Sherpa’s operations maintain extensive backup, security and disaster recovery procedures including recovery in 8 minute intervals.

Sherpa’s solutions are scalable and can be set up quickly for new clients. The average time to stand up a new environment is less than one day. Due to low incidences of system issues, most clients take upgrades only once per year, allowing them to complete their budget cycle uninterrupted.

Competition

Nearly every competitive request for proposals in the budget space will have ten or more bidders. Historically, very few are truly competitive across all scoring areas. Sherpa believes that the principal factors upon which its businesses compete are:

•	Software capabilities — Sherpa’s software generally meets over 98% of requirements

•	Implementation team experience — Sherpa’s team members average 20 years of targeted experience

•	Support model — Sherpa’s clients have direct contact with Sherpa’s implementation team without a tiered support model

•	References — References are strong, with surveys resulting in a 9.9/10 average score

•	Price — Sherpa is generally in the 40th percentile in pricing among competitors for large to mid-sized clients

Sherpa believes Sherpa competes favorably with respect to all of the above-listed factors. Sherpa’s main competitors are much larger than Sherpa and have an advantage in name recognition. However, Sherpa believes that in public sector budgeting most decision-makers are focused on procuring the best possible product and rarely factor in company size once they are satisfied with the long-term prospects of the offering.

All of Sherpa’s prospective clients have preexisting financial and human resources solutions, meaning that Sherpa also faces competition with legacy product offerings. Companies such as SAP and Oracle have a substantial market share of financial and human resources software, which means they can up-sell their products, often without formal procurements. Sherpa has found, however, that most clients are not satisfied with enterprise resource planning budget products and are moving to best-in-breed for products such as budgeting, grants and procurement.

Sherpa’s primary competitors in the market vary by client size:

•	Large, complex clients with over $2 billion in budget; competitors are larger, established companies such as Questica, Oracle, SAP and CGI. Integrators include Deloitte, Accenture for Oracle and SAP.

•	Mid-sized clients with between $500 million to $2 billion in budget; Questica and lower-priced integrators of expensive products such as Oracle or scaled-down offerings of the more expensive products.

•	Smaller clients with less than $500 million in budget: Sherpa does not currently compete in this space, but there is more competition at this level due to price sensitivity.

Research and Development

Research and development is performed as part of our efforts to constantly improve our product. Our Research and Development expenditures were approximately $250,000 in 2017 and $325,000 in 2018.

Employees

As of December 31, 2018, Sherpa had 12 employees or members, which includes 6 full-time employees. Sherpa also employs independent contractors to support Sherpa’s hosting environments. Sherpa’s employees are not covered by any collective bargaining agreement and Sherpa has never experienced a work stoppage. Sherpa believes that its relations with its employees are good as most have worked together since 1998 through multiple products and companies. Sherpa’s headquarters are located at 2990 Osceola St in Denver, CO.

Facilities

Sherpa does not own or lease any facilities as of the date of this filing.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Sherpa or any members of its management team in their capacity as such.

Risk Factors

Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is hereby incorporated by reference into this Item 2.01 and is included in Exhibit 99.8 to this Current Report on Form 8-K.

Properties

Bonfire leases and occupies approximately 21,000 square feet of office space in Ontario, Canada. Such lease expires on June 30, 2022.

CityBase’s corporate headquarters is located in Chicago, Illinois, where it currently leases approximately 14,560 square feet under a lease agreement set to expire in November 2021. In addition, CityBase subleases a Chicago, Illinois office to a non-related party under terms expiring on December 31, 2020. CityBase also leases a warehouse space in Illinois and co-working spaces in San Francisco, California; Indianapolis, Indiana; and Birmingham, Alabama. CityBase believes that its current facilities are adequate to meet its ongoing needs and that, to accommodate growth, it may seek additional facilities as necessary.

eCivis’s headquarters are located in a multi-tenant office building at 418 N. Fair Oaks Ave., Ste. 301, Pasadena, CA 91103, where eCivis leases approximately 10,030 rentable square feet. eCivis’s lease for such space commenced on November 6, 2013 and expires on May 31, 2022. On June 1, 2017, eCivis subleased 2,500 rentable square feet to a subtenant, which sublease expires on May 31, 2022. eCivis does not own any facilities as of the date of this filing. eCivis believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs.

Open Counter is not party to any lease agreements. Open Counter uses office space through an agreement with WeWork at the WeWork Golden Gate location, 25 Taylor Street, San Francisco, California. Open Counter employees work remotely out of their homes or at co-working facilities. Open Counter does not own any facilities as of the date of this filing.

Questica leases three facilities for key administrative, operational and technology functions. Questica’s headquarters are located in a multi-tenant office building in Burlington, Ontario, Canada at 980 Fraser Drive, Unit 105, where Questica leases 7,000 square feet. Questica’s lease for the space in Burlington commenced on June 1, 2015 and expires on May 31, 2020. Starting on March 1, 2017, Questica also leased 3,410 square feet in a second property in Burlington, Ontario, Canada, which lease ends on December 31, 2019. Starting on June 20, 2017, Questica leased 2,085 square feet in Huntington Beach, California, which lease ends on March 31, 2023. A small number of Questica’s employees work remotely out of their homes in both Canada and the in the United States. Questica does not own any facilities as of the date of this filing. Questica believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs.

Sherpa does not own or lease any facilities as of the date of this filing.

Unaudited Pro Forma Combined Financial Information

Our unaudited pro forma combined financial information as of and for the year ended December 31, 2018 is attached hereto as Exhibit 99.7 and incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Operations

The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is hereby incorporated by reference into this Item 2.01 and is included in Exhibit 99.8 to this Current Report on Form 8-K.

Bonfire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report.

As used herein, the terms “Bonfire”, “we,” “our” and “us” refer Bonfire Interactive Ltd., and its consolidated subsidiary as a combined entity.

Overview

Bonfire Interactive Ltd. was incorporated on March 5, 2012 under the laws of the Province of Ontario, and our wholly owned subsidiary Bonfire Interactive US Ltd. was incorporated in U.S. on January 8, 2018. We develop cloud-based eSourcing and procurement software that help purchasers find, engage, and evaluate suppliers and manage the resulting contracting and performance relationships.

We are a leader in strategic sourcing and procurement technology, empowering organizations to make the right purchasing decisions. With tools to support the entire vendor lifecycle (sourcing, contract management, and vendor performance), we go beyond traditional mechanics to make complex decision making easy.

Business Combination

On September 12, 2018, we entered into a definitive agreement relating to the Business Combination. On February 15, 2019, the Business Combination was approved by the shareholders of GTY Cayman. On February 19, 2019, the Business Combination was consummated.

Pursuant to the Business Combination, Bonfire received aggregate consideration of approximately $47.3 million in cash and 2,156,014 shares of Company common stock valued at $10.00 per share, and 2,161,741 shares of Bonfire Exchangeco, each of which is exchangeable for shares of Company common stock on a one-for-one basis.

Pursuant to the Business Combination, the Company acquired all of Bonfire’s issued and outstanding stock and warrants for combined consideration of cash and shares in the Company. In addition, 1,218,937 unvested options at closing date to purchase shares of Bonfire common stock were converted into 408,667 options to purchase shares of GTY common stock.

Revenue

We provide subscription services by allowing customers to use our software without taking possession of the software. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service, as the service is made available by us.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with our executive, finance, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences.

Research and Development

All research and development costs are expensed as incurred. Research and development costs consist primarily of payroll related to employees from product and development department.

Critical Accounting Policies and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying consolidated financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

Revenue Recognition

We adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition framework, ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for Bonfire is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, we include an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

We determine the amount of revenue to be recognized through application of the following steps:

•  Identification of the contract, or contracts with a customer;

•  Identification of the performance obligations in the contract;

•  Determination of the transaction price;

•  Allocation of the transaction price to the performance obligations in the contract; and

•  Recognition of revenue when or as we satisfy the performance obligations.

We provide subscription services by allowing customers to use our software without taking possession of the software. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by us. For contracts where the period between when we transfer a promised service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

We have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by us from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Contract costs

We capitalize incremental costs to obtain a contract with a customer, such as sales commissions. Costs that will be incurred regardless of whether the contract is obtained, including incremental costs in attempting to obtain the contract, are expensed as they are incurred unless they meet the criteria to be capitalized as fulfillment costs.

Commissions paid to by us to our employees in obtaining new contracts with customers, which are considered to be incremental, are capitalized as deferred commissions in the consolidated balance sheets. The commissions are recognized over the estimated life of customer relationships of 5 years as operating expenses in the consolidated statements of operations.

Contract Liabilities

Contract liabilities represent amounts that have been billed or collected in advance of revenue recognition. We typically invoice customers in monthly, quarterly, or annual installments. Contract liabilities are reduced as services are provided and the revenue recognition criteria are met.

Accounts Receivable

Accounts receivable primarily consists of amounts due from our customers, which are located throughout the United States and Canada. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. We estimate an allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is required based on our specific identification approach.

Stock Based Compensation

We expense stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

We estimate the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Expected Term — The expected term of options represents the period that the stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility — We estimate stock price volatility over expected terms based on comparable companies historical common stock trading prices.

Risk-Free Interest Rate — We base the risk-free interest rate on the implied yield available on Canadian government ten-year bond yields with an equivalent remaining term.

Expected Dividend — We have never declared or paid any cash dividends on common shares and we do not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in valuation models.

We adopted ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, on January 1, 2017, and account for forfeitures as they occur.

Recently Issued Accounting Pronouncements

See Note 3 to our consolidated financial statements for a description of recently issued accounting pronouncements applicable to our financial statements.

Results of Operations for the Years Ended December 31, 2018 and 2017

The following table reflects our operating results for the years ended December 31, 2018 and 2017 (in Canadian Dollars):

	Year ended	Year ended	Amount	Percentage
	December 31, 2018	December 31, 2017	Change	Change

Revenue	$4,142,456	$1,993,805	$2,148,651	108%
Cost of sales	1,050,946	210,684	840,262	399%
Gross profit	3,091,510	1,783,121	1,308,389	73%

Operating expenses:
General and administrative	3,338,548	1,656,911	1,681,637	101%
Sales and marketing	3,936,967	1,329,037	2,607,930	196%
Research and development	2,268,049	667,201	1,600,848	240%
Total operating expenses	9,543,564	3,653,149	5,890,415	161%
Loss from operations	(6,452,054)	(1,870,028)	(4,582,026)	245%

Other income (expense)
Interest income	66,002	9,317	56,685	608%
Grant income	101,679	152,615	(50,936)	-33%
Other (expense) income	(15,117)	15,206	(30,323)	-199%
Loss on disposal of capital assets	-	(12,223)	12,223	-100%
Foreign exchange gain (loss)	476,636	(779,083)	1,255,719	-161%
Change in fair value of warrant liability	(147,944)	-	(147,944)	100%
Total other income (expense), net	481,256	(614,168)	1,095,424	-178%
Net loss	$(5,970,798)	$(2,484,196)	$(3,486,602)	140%
Deemed dividend on Series Seed preferred stock	(427,763)	167,990	(595,753)	-355%
Net loss applicable to common stockholders	$(6,398,561)	$(2,316,206)	$(4,082,355)	176%

Revenues

We are a technology-focused business that provides mission-critical oriented services to customers in the government and commercial sector. Our software offerings include subscription-based software as a service (SaaS). Additionally, we provide support services as well as other professional consulting and customization of products.

Revenues incurred during the year ended December 31, 2018 were approximately $4.1 million compared to $2.0 million in the prior period. The increased revenues period over period were mainly due to increase in number of customers. We had 266 customers and 207 customers as of December 31, 2018 and 2017, respectively.

Operating Expenses

Operating expenses incurred during the year ended December 31, 2018 were approximately $9.5 million compared to $3.7 million in the prior period. Significant changes in operating expenses are outlined as follows:

•	General and administrative expenses increased to $3.3 million during the year ended December 31, 2018 from $1.7 million during the prior year period. The increased expenses period over period were attributable to the following:

o	stock-based compensation for employees and outside consultants,

o	compensation expenses resulting from increased headcount,

o	legal, audit and other professional fees,

•	Sales and marketing expenses increased to $3.9 million during the year ended December 31, 2018 from $1.3 million during the prior year period. The increased expenses period over period were mainly due to an increase in headcount in both Sales and Marketing. This increased not only the compensation expenses including compensation expenses related to stock options granted but also other related costs such as travel, sales & marketing tools, etc. Marketing spend was increased in 2018 to help drive pipeline growth with various campaigns running so this also led to an increase.

•	Research and development expenses increased to $2.3 million during the year ended December 31, 2018 from $0.7 million during the prior year period. The increased expenses were mainly due to the increased compensation expenses including stock options granted related to employees in product development department.

Operating expenses incurred during the year ended December 31, 2017 were approximately $3.7 million. The cost was mainly attributable from payroll expense under General and administrative and Research and development.

Other Income (Expense)

Interest Income

We had approximately $66,000 and $9,000 net interest income during the year ended December 31, 2018 and 2017, respectively, which was mainly attributable to interest earned on our Dominion Securities accounts that we hold with RBC (currently sitting in cash).

Grant Income

We had approximately $102,000 and $153,000 grant income during the year ended December 31, 2018 and 2017, which was mainly attributable to funding from IRAP and the Co-op Education Tax Credit earned to date.

Foreign Currency Exchange Gain (Loss)

Net foreign currency exchange for the years ended December 31, 2018 and 2017 were approximately $477,000 gain and $779,000 loss, respectively, which were mainly attributable from re-measurement of cash balances denominated in currencies other than the functional currency of the respective operating division recording the instrument.

Change in fair value of warrant liability

The change in fair value of warrant liability for the year ended December 31, 2018 and 2017 were approximately $148,000 and $0, respectively, which related to the warrants held.

Liquidity

We have incurred substantial operating losses since our inception, and we expect to continue to incur significant operating losses for the foreseeable future. We had an accumulated deficit of approximately $10.4 million at December 31, 2018, a net loss of approximately $6.0 million and approximately $4.5 million net cash used in operating activities for the year ended December 31, 2018.

At December 31, 2018, we had current assets of approximately $8.0 million and current liabilities of approximately $3.2 million, rendering a working capital of approximately $4.8 million. With cash of $6.6 million and current availability under our loan agreement, we believe that our existing capital resources will be sufficient to fund our planned operations and expenditures for at least twelve months from the issuance of the accompanying consolidated financial statements. However, we cannot provide assurance that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate.

On September 12, 2018, we entered into a definitive agreement relating to the Business Combination. On February 15, 2019, the Business Combination was approved by the shareholders of GTY Cayman. On February 19, 2019, the Business Combination was consummated.

Cash Flows

	Year ended	Year ended
	December 31, 2018	December 31, 2017
Net cash (used in) provided by:
Operating activities	$(4,482,866)	$(1,757,551)
Investing activities	(119,616)	(98,944)
Financing activities	125,499	10,937,187
Net (decrease) increase in cash and cash equivalents	$(4,476,983)	$9,080,692

Operating Activities

For the year ended December 31, 2018, cash used in operations was approximately $4.5 million, resulting from a net loss of approximately $6.0 million, offset by aggregate non-cash expenses of approximately $0.8 million and changes in operating assets and liabilities of approximately $0.7 million.

For the year ended December 31, 2017, cash used in operations was approximately $1.8 million, resulting from a net loss of approximately $2.5 million, offset by aggregate non-cash expenses of approximately $0.1 million and changes in operating assets and liabilities of approximately $0.6 million.

Investing Activities

Cash used in investing activities were approximately $120,000 and $99,000 for the years ended December 31, 2018 and 2017, respectively. The investing activities in both periods were mainly consisted of purchasing additional computer equipment, furniture and fixtures.

Financing Activities

Net cash provided by financing activities were approximately $125,000 and $10.9 million for the years ended December 31, 2018 and 2017, respectively. We received approximately $125,000 cash proceeds related to the exercise of stock options during the year ended December 31, 2018. Our main capital resources were $10.7 million cash proceeds from issuance of Series A preferred stock and $0.3 million cash proceeds from issuance of Seed Series IV preferred stock during the year ended December 31, 2017.

Commitments and Contingencies

Operating Lease

We have various operating leases for our premises and office equipment. Future minimum lease payments, under our non-cancellable operating leases, are as follows as of December 31, 2018:

2019	$565,185
2020	586,206
2021	607,227
2022	311,784
Total	$2,070,402

Legal Proceedings

We are not a party to any material legal proceedings and are not aware of any pending or threatened claims. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the SEC rules and regulations.

CityBase’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the terms “CityBase”, “we,” “our” and “us” refer to CityBase, Inc. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report.

Overview

We are a company based in Chicago, Illinois. We provide dynamic content, digital services, and integrated payments via a software-as-a-service (SaaS) platform that includes technological functionality accessible via web and mobile, kiosk, point-of-sale, and other channels. Our software integrates its platform to underlying systems of record, billing, and other source systems, and configures payments and digital services to meet the requirements of its clients. Our clients include government agencies and utility companies. CityBase, LLC was formed in Delaware on June 9, 2014. On July 21, 2016, CityBase, LLC was converted into a Delaware corporation, CityBase, Inc.

To complement and expand CityBase’s technology and customer base, on August 17, 2017, we acquired 100% of the equity interests of the Department of Better Technology, Inc., a Delaware corporation, in exchange for shares of CityBase common stock.

We provide an enterprise SaaS platform that facilitates government and utility interactions with customers. The key elements of its products and services are digital services and payments.

Pursuant to the Business Combination, the Company acquired CityBase for aggregate consideration of approximately $63.0 million in cash and 3,034,546 shares of Company common stock (valued at $10.00 per share). Each CityBase Holder may elect to have their shares subject to transfer restrictions for up to one year or to have their shares subject to redemption at the Company’s option for a promissory note in an amount equal to $10.00 per share redeemed, which note would bear interest at a rate of 8% per annum in the first year after issuance and 10.0% per annum thereafter (subject to an increase of 1% for each additional 6 months that has elapsed without full payment of such note(s)) (which option must be exercised within 90 days after the closing of the Business Combination). Prior to the consummation of the Business Combination, the CityBase Holders agreed to purchase 380,937 Class A Ordinary Shares of GTY Cayman with the proceeds they would have otherwise received from the closing of the CityBase Transaction, which resulted in an approximate $3.8 million reduction to the amount of cash payable to the CityBase Holders. In addition, approximately $2.1 million in cash and 1,000,000 shares of the Company’s common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the CityBase Holders.

Digital Services

Our digital services make it easier for constituents to register, apply, search, and pay for government and utility services—and easier for staff to administer these services. “Digital services” includes solutions that address the common interactions that people have with the government or their utility provider, which are often paper-based today. Our digital services include configurable digital forms and case management tools that replace manual processes or improve existing online processes for government and utility customers. Our digital service tools help government and utility staff process constituent requests faster and more effectively.

Payments

Our platform helps local governments and utilities accept, track, and manage payments from their constituents. We facilitate payments that provide a modern user experience, integrate seamlessly with its customers’ existing systems, and are consistent across a large enterprise. The payment technology is available via channels, including web and mobile web, kiosk, and point-of-sale terminals. Our revenue management solution allows clients to manage system-wide payment activity as well as reconcile to individual transactions in one place.

Liquidity

As of December 31, 2018, we had cash and cash equivalents of approximately $3.9 million, and a working capital of approximately $491,000.

Our liquidity to date has been satisfied through the issuance of preferred and common stock (see accompanying financial statements and footnotes). In addition from time to time, CityBase has entered into debt agreements. However, all debts have been paid in full as of December 31, 2018. While we expect to continue to grow CityBase’s revenues and manage its expenses, we anticipate that CityBase will incur additional losses over the next 12 months. We anticipate liquidity to be satisfied over the next 12 months through the merger transaction that closed on February 19, 2019. In order to provide additional liquidity, CityBase may enter into new debt agreements, which in connection with the existing cash in the balance sheet will fund expected losses over the next 12 months.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through one year from this filing.

Revenues

Subscription and support

We provide software hosting services that provide customers with access to software and related support and updates during the term of the arrangement. Additionally, we provide subscription website services that provide customers website support services. Further, we charge a rental fee for kiosks owned by us when the kiosk has been received by the client and is fully operational and ready to accept transactions. Subscription revenues are recognized ratably over the contract terms beginning on the effective date of each contract, as the customer simultaneously receives and consumes the benefits of the subscription service, as the service is made available by us.

Our contracts have variable consideration in the form of usage fees, which are constrained and included in the transaction price in the period in which the usage occurs and the fee is known.

Sale of Kiosks

Revenues from the sale of kiosks are recognized when the kiosk has been received by the client and is fully operational and ready to accept transactions, which is when the customer obtains control and has the risks and rewards of the kiosk.

Cost of revenues

Cost of revenues primarily consists of costs related to software hosting costs, kiosk related expenses, including purchases of kiosks, maintenance, depreciation and leasing costs, salaries and benefits of client services personnel, third-party service costs, and licensing costs incurred pertaining to our services to customers.

Sales and marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences. Advertising costs are expensed as incurred.

Research and development

Research and development expenses are comprised primarily of salaries and benefits associated with our engineering and product personnel. Research and development expenses also include third-party contractors. Research and development costs are expensed as incurred.

General and administrative

General and administrative expenses consist primarily of personnel costs associated with out executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Other income (expenses)

Other income (expenses) include interest income earned from two related party notes, interest expense from our debt, gain (loss) from change in fair market value of warrants and gain from the expiration of a put option associated with a business acquisition.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

Revenue Recognition

We derive revenues primarily from three sources: 1) subscription revenues, 2) usage fees and 3) sale of kiosks. CityBase adopted the Financial Accounting Standards Board’s (“FASB”) new revenue standard, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for CityBase is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, we include an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

We determine the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as CityBase satisfies the performance obligations.

For contracts where the period between when we transfer a promised service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

We have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by us from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Contracts with Multiple Performance Obligations

We enter into contracts with customers that include promises to transfer software licenses, kiosks, payment processing services, and software support and maintenance. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment. For bundled packages, we account for individual services separately if they are distinct. A distinct service is separately identifiable from other items in the bundled package if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate services in a bundle based on their stand-alone selling prices. The stand-alone selling prices are determined based on the prices at which we separately sell the services. For items that are not sold separately, we estimate stand-alone selling prices using the adjusted market assessment approach.

Contract liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to our SaaS offerings and related implementation and training. We recognize contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. We receive payments both upfront and over time as services are performed. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenue, and the remaining portion is recorded in long-term liabilities as deferred revenues, non-current.

Intangible Assets

Intangible assets consist of technology and trade names with an estimated useful life of 5 and 10 years, respectively. Intangible assets are recorded at their acquisition cost less accumulated amortization and impairment. Definite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated.

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of a company’s reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

Impairment of Long-Lived Assets

We review long-lived assets, including property and equipment, intangibles, and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. We experienced no such losses for the years ended December 31, 2018 and 2017.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency.

We review the terms of convertible debt and equity instruments we issue to determine whether there are derivative instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, we may issue freestanding warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative instruments are initially recorded at fair value and, if classified as a liability, are revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

Stock-Based Compensation

We account for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. We estimate the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. We recognize the fair value of stock options, which contain performance conditions based upon the probability of the performance conditions being met, net of estimated forfeitures, using the graded vesting method. As of January 1, 2017, we no longer use a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

We value stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of our employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. We used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Due to our limited history, expected volatility is based on historical volatilities of comparable companies over the estimated expected life of the stock options. We assumed no dividend yield because it does not expect to pay dividends on its common stock in the near future, which is consistent with our history of not paying dividends on our common stock.

Recent accounting pronouncements

See Note 3 to our consolidated financial statements for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the Years Ended December 31, 2018 and 2017

	Year ended December 31,		Change
	2018	2017	$	%
Revenues
Subscription and support	$6,355,126	$3,195,784	$3,159,342	99%
Sale of kiosks	416,649	1,090,500	(673,851)	-62%
Total revenues	6,771,775	4,286,284	2,485,491	58%
Cost of revenues
Subscription and support	4,778,405	2,496,088	2,282,317	91%
Sale of kiosks	402,947	885,401	(482,454)	-54%
Total cost of revenues	5,181,352	3,381,489	1,799,863	53%
Gross Profit	1,590,423	904,795	685,628	76%
Operating expenses
Sales and marketing	1,390,822	1,018,332	372,490	37%
Research and development	5,075,552	3,482,164	1,593,388	46%
General and administrative	6,576,089	3,750,572	2,825,517	75%
Total operating expenses	13,042,463	8,251,068	4,791,395	58%
Loss from operations	(11,452,040)	(7,346,273)	(4,105,767)	56%
Other income (expenses)
Interest income	2,054	1,218	836	69%
Interest expense	(452,759)	(35,905)	(416,854)	1161%
Sublease loss	-	(71,203)	71,203	-100%
Change in fair value of notes payable	(1,386,503)	-	(1,386,503)	n/a
Change in fair value of put option	98,808	-	98,808	n/a
Change in fair value of warrant liability	(69,876)	63	(69,939)	-111014%
Loss on extinguishment of debt	(23,191)	-	(23,191)	n/a
Other income (expense), net	(1,831,467)	(105,827)	(1,725,640)	1631%
Net loss	(13,283,507)	(7,452,100)	(5,831,407)	78%
Cumulative preferred stock dividends	(1,421,229)	(1,020,900)	(400,329)	39%
Net loss applicable to common stockholders	$(14,704,736)	$(8,473,000)	$(6,231,736)	74%
Basic and diluted loss per share attributable to common stockholders:	$(189.25)	$(118.50)	$(70.75)	60%
Basic and diluted weighted average shares used to compute earnings per share:	77,699	71,502	6,197	9%

Revenues

The increase in subscription and support revenues for the year ended December 31, 2018, compared to December 31, 2017, was due to CityBase onboarding new customers, including a significant contract with San Francisco in Q4 2018, as well as obtaining additional revenues from existing customers through increased usage fees and new services purchased. The decrease in sale of kiosks revenues for the year ended December 31, 2018, compared to December 31, 2017, was a result of a customer’s contract being fulfilled in 2017. The new customers whose contracts included kiosks sales in 2018 have lower amounts of kiosks.

Cost of revenues

The increase in cost of revenues for subscription and support revenues for the year ended December 31, 2018, compared to December 31, 2017, was primarily due to increased implementation services and bank fees in line with new customer onboarding. The decrease in cost of revenues for sale of kiosks revenues for the year ended December 31, 2018, compared to December 31, 2017, was primarily due to the decrease in kiosks sold during 2018.

Sales and marketing

The increase in sales and marketing for the year ended December 31, 2018, compared to December 31, 2017, was primarily a result of increased headcount and increased sales conferences expenses, including travel.

Research and development

The increase in research and development for the year ended December 31, 2018, compared to December 31, 2017, was primarily due to increased headcount associated with expansion of our existing technology platform as well as new product development.

General and administrative

The increase in general and administrative costs for the year ended December 31, 2018 is primarily due to increased headcount and transaction related costs associated with CityBase’s Series C preferred stock issuance and expenses incurred in connection with the merger with GTY (see footnote 16 in accompanying financial statements).

Other Income (Expense), net

The increase in expenses under other income (expense), net for the year ended December 31, 2018 compared to December 31, 2017, was primarily due to the change in fair value convertible notes payable (see footnote 9 in accompanying financial statements).

Cash Flows

	Years ended December 31,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(9,276,993)	$(3,102,250)
Investing activities	(237,750)	(212,176)
Financing activities	12,669,463	3,188,208
Net increase (decrease) in cash and cash equivalents	$3,154,720	$(126,218)

Operating Activities

For the year ended December 31, 2018, cash used in operations was approximately $9.3 million, resulting from a net loss of approximately $13.3 million, offset by aggregate non-cash expenses of approximately $2.5 million and changes in operating assets and liabilities of approximately $1.6 million.

For the year ended December 31, 2017, cash used in operations was approximately $3.1 million, resulting from a net loss of approximately $7.5 million, offset by aggregate non-cash expenses of approximately $540,000 and changes in operating assets and liabilities of approximately $3.8 million.

Investing Activities

For the year ended December 31, 2018, cash used in investing activities was approximately $238,000, resulting from purchases of property and equipment of approximately $228,000, purchase of loan receivable from related party of $25,000, and offset by sales of property and equipment of $15,000.

For the year ended December 31, 2017, cash used in investing activities was approximately $212,000, resulting from purchases of property and equipment of approximately $173,000, purchase of loan receivable from related party of $150,000, and offset by cash acquired in DOBT acquisition of approximately $111,000.

Financing Activities

For the year ended December 31, 2018, cash provided from financing was approximately $12.7 million, primarily resulting from proceeds from the issuance of Series C preferred stock of approximately $10.0 million, the issuance of $4.0 million in convertible notes payable, and offset by the repayment of a $1.0 million credit facility and $2.0 million subordinated debt.

For the year ended December 31, 2017, cash provided from financing was approximately $3.2 million, primarily resulting from proceeds from the issuance of Series B preferred stock of approximately $2.3 million and the issuance of a $1.0 million credit facility.

Related Party Activities

During May 2017, we advanced funds in the amount of $150,000 to an officer under the terms of a promissory note agreement (“the Note”). The officer shall pay the entire unpaid principal in full on May 4, 2020, or on the maturity date of any renewal of the Note. Interest is payable annually in arrears. During May 2018, we advanced additional funds in the amount of $25,000 to the same officer under the terms of a promissory note agreement (“the Second Note”). The officer shall pay the entire unpaid principal in full on May 10, 2021, or on the maturity date of any renewal of the Second Note. Interest is payable annually in arrears.

The unpaid principal balance for the Note and the Second Note bears interest at an annual rate equal to the Applicable Federal Rate, which is acknowledged to be 1.15% as of December 31, 2018. Accrued interest for the Note and the Second Note of $1,909 and $1,134 as of December 31, 2018 and December 31, 2017, respectively, was included with the outstanding principal balance. The Note, the Second Note and aforementioned guarantee are collateralized by shares of CityBase’s common stock held by the officer. Upon completion of the merger, principal and accrued interest were paid off effective February 19, 2019.

Annual principal payments required under the terms of the Note and Second Note for the succeeding years ending December 31, 2018 are estimated to be as follows:

Principal Payments
2019	$-
2020	150,000
2021	25,000
Total	$175,000

Commitments and Contingencies

Operating Leases

We have operating lease agreements for office spaces with third parties. Our primary office facility lease in Chicago, Illinois expires November 2021. We are responsible for property taxes, electricity, insurance, and routine maintenance. The lease is secured by a $116,000 letter of credit which can be reduced by $37,613 and $39,433 on the one year and two year anniversaries, respectively, of the rent commencement date.

The following is a schedule of future minimum rental payments required under non-cancelable operating leases for the succeeding years ending December 31, 2018:

Amount
2019	$649,641
2020	661,845
2021	458,033
Total	$1,769,520

We sublease one of their Chicago, Illinois offices to a non-related party under terms expiring on December 31, 2020.

The following is a schedule by year of future minimum rental payments required under noncancelable operating sub-leases as sub-lessor as of December 31, 2018:

Year	Amount
2019	$146,890
2020	149,868
Total	$296,758

Capital Leases

We have various capital leases that expire at various dates through January 2023. At December 31, 2018, the future minimum lease payments under capital leases for the succeeding years ended December 31, 2018 are presented as follows:

2019	$227,150
2020	175,274
2021	140,400
2022	33,290
2023	666
Total minimum lease payments	576,780
Less: amount representing interest,
maintenance, and warranties	(170,388)
Present value of minimum lease payments	406,392
Less: current portion	(138,530)
Non current portion	$267,862

Litigation

We are party to a dispute and legal actions which arose in the ordinary course of business. While we believe we have meritorious defenses against the suit, there is a reasonable possibility that the ultimate resolution of this matter could result in a negative outcome for us. Given the early stages of the litigation, the range of potential loss is inestimable. Therefore, no additional disclosure or accrual is required.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the SEC rules and regulations.

eCivis’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to “we”, “us”, “our” or the “Company” are to eCivis, Inc., except where the context requires otherwise. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto of eCivis, Inc. included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report.

Overview

We are a Delaware corporation headquartered in Los Angeles, CA, and are a leading Software as a Service (“SaaS”) provider of grants management and indirect cost reimbursement solutions that enable our customers to standardize and streamline complex grant processes in a fully integrated platform. Our platform consists of four core cloud-based products including grants research, grants management, sub-recipient management, and cost allocation and recovery. To assist our customers in the implementation of our cloud-based products, we offer one-time implementation services including data integration, grants migration and change management. Additionally, we provide ongoing grants management training and cost allocation plan consulting.

We focus our sales and marketing efforts toward local, state and tribal governments and sell our solutions to this market primarily through our direct sales force. The length of our sales cycle depends on the size of the potential customer and contract, as well as the type of solution or product being purchased. The sales cycle of our state government customer is generally longer than that of our local government customer. As we continue to focus on increasing our average contract size and selling more advanced products, we expect our sales cycle to lengthen and become less predictable, which could cause variability in our results for any particular period. Additionally, the nature, complexity and extent of our implementations will also increase which may increase our professional services revenues as a percentage of our overall revenues.

We have historically signed a higher percentage of agreements with new customers in June, September and December which correlates with the budget start dates of our target markets. As the terms of most of our customer agreements are measured in full year increments, agreements initially entered into these months will generally come up for renewal at that same time in subsequent years. This seasonality is reflected in our revenues as we recognize subscription revenue ratably over the term of the customer contract.

On March 12, 2018, we acquired certain assets and contract liabilities of CostTree LLC and CostTree Holdings LLC. The transaction was recorded as a business combination.

On September 12, 2018, we entered into a definitive agreement relating to the Business Combination. On February 15, 2019, the Business Combination was approved by the shareholders of GTY Cayman. On February 19, 2019, the Business Combination was consummated.

Liquidity

We have incurred net losses of $1,071,558 and $226,435 for the years ended December 31, 2018 and 2017, respectively, and had net cash used in operating activities of approximately $575,345 and $308,713 for the years ended December 31, 2018 and 2017, respectively. We believe that these matters, amongst others, raise doubt about our ability to continue as a going concern.

As of December 31, 2018, we had cash of $133,942 and a working deficit of $1,642,490.  As such, we anticipated that we would have to raise additional funds and/or generate revenue within twelve months to continue operations. Additional funding would be needed to implement our business plan. Obtaining additional funding would be subject to a number of factors, including general market conditions, investor acceptance of our business plan and results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If we were unable to raise sufficient funds, we may be forced to scale back our operations or cease operations.

Pursuant to the Business Combination, we received aggregate consideration of approximately $14.7 million in cash and 2,883,433 shares of New GTY common stock valued at $10.00 per share. We have determined that this action taken mitigates the substantial doubt raised by our historical operating results and satisfies our funding needs twelve months from the issuance our financial statements.

Revenues

Subscription and support

We derived approximately 91% of our revenue from subscriptions to our cloud-based software platform and approximately 9% from professional services for the year ended December 31, 2018. Our subscriptions are typically one to three years in length. We price our subscriptions based on a number of factors, primarily the number of users having access to the products and the number of products purchased by the customer. Subscription revenue is recognized ratably over the term of the agreement. The first year of subscription fees are typically payable within 30 days after execution of a contract, and annually thereafter upon renewal.

Professional services

Professional services consisting of our implementation, training and consulting services are generally billed in advance on a fixed fee basis and recognized over time as services are performed.

Cost of revenues

Subscription and support

Subscription and support cost of revenues primarily consists of payroll and related costs pertaining to our grants research personnel, partnership fees incurred to enhance our products and amortization of acquired intangibles resulting from the CostTree acquisition.

Professional services

Professional services cost of revenues primarily consists of payroll and related costs associated with our implementations personnel, third-party consultant fees and travel costs.

Operating expenses

Sales and marketing

Sales and marketing expense primarily consists of payroll and related costs associated with our sales personnel, travel costs, conferences and trade shows, commissions expense, and amortization of acquired intangibles resulting from the CostTree acquisition.

In connection with the adoption of ASC 606, we recognize an asset for the incremental and recoverable costs of obtaining a contract with a customer if we expect the benefit of those costs to be one year or longer. We have determined that certain sales incentive programs to the Company’s employees (“prepaid commissions”) meet the requirements to be capitalized. Prepaid commissions related to new revenue contracts and upsells are deferred and then expensed on a straight-line basis over the expected period benefit, which we have determined is the non-cancellable contractual period, based upon the estimated customer life and supported by historical performance in renewing these contracts.

Total expense related to the asset recognized from the costs to obtain a contract with a customer is included in sales and marketing in the statement of operations and was $51,784 and $41,840 for the years ended December 31, 2018 and 2017, respectively.

Research and development

Research and development expense primarily consists of payroll and related costs associated with our research and development personnel, hosting and technology costs to support our software development, and consulting fees.

General and administrative

General and administrative expense primarily consists of payroll and related costs associated with our management, office, and accounting personnel, rent, professional fees associated with our legal, accounting and recruiting services, travel cost of general administrative personnel, bad debt expense, and amortization of acquired intangibles resulting from the CostTree acquisition.

Other Income (expense)

Other income (expense) primarily consists of one-time transaction costs associated with the proposed Business Combination, changes in contingent consideration related to the CostTree acquisition, sublease income and losses, interest income and expense, and gains and losses on sales of marketable securities.

Critical accounting policies and significant judgments and estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

Revenue Recognition

We adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition accounting framework, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

For contracts where the period between when we transfer a promised service to the customer and when our customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component. We have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by us from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

We derive our revenues primarily from subscription services and professional services.

Subscription services revenues

Subscription services revenues primarily consist of fees that provide customers access to either our grants management or cost allocation cloud applications. Revenue is generally recognized on a ratable basis over the contract term beginning on the date that our service is made available as the customer simultaneously receives and consumes the benefits of the services throughout the contract term. Our subscription contracts are generally one to three years in length, billed annually in advance and payments are due within thirty days of the invoice date.

Professional services revenues

Professional services revenues primarily consist of fees for data integration with the customer’s systems and our grant management application, migration of grants, training, and grant writing services. The majority of our professional services for data integration and grant migration are billed in advance on a fixed price basis and recognized over time based on the proportion performed. For years preceding December 31, 2018, we recognized these services from ninety to one hundred and twenty days from the execution date of the contract. For training and grant writing services, revenue is recognized over time as the services are performed.

Significant judgments

Our contracts with customers often include promises to transfer multiple products and services. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Judgment is also required to determine the stand-alone selling price (“SSP”) for each distinct performance obligation as well as the satisfaction of performance obligations related to our professional services revenue. We typically have more than one stand-alone selling price for our SaaS solutions and professional services. Additionally, we have determined that there are no third-party offerings reasonably comparable to our solutions. Therefore, we determine the SSPs of subscriptions to the SaaS solutions and professional services based on numerous factors including our overall pricing objectives, customer size, number of users, and discounting practices. Professional services related to our data integration and grant migration include performance obligations that are generally satisfied between ninety and one-hundred twenty days from the inception of the contract and management recognizes the corresponding revenue accordingly. The measurement of these performance obligations related to these services requires significant judgments based on historical past performance.

Contract liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to our SaaS offerings and related implementation and training. We recognize contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, and the remaining portion is recorded in long-term liabilities as contract liabilities, noncurrent.

Assets recognized from the costs to obtain a contract with a customer

We recognize an asset for the incremental and recoverable costs of obtaining a contract with a customer if we expect the benefit of those costs to be one year or longer. We have determined that certain sales incentive programs to our employees (“prepaid commissions”) meet the requirements to be capitalized. Prepaid commissions related to new revenue contracts and upsells are deferred and then amortized on a straight-line basis over the expected period benefit, which we have determined is the non-cancellable contractual period, based upon the estimated customer life and supported by historical performance in renewing these contracts.

Stock-based compensation

We account for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. We estimate the fair value of stock options using the Black-Scholes option-pricing model. The resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. We recognize the fair value of stock options, net of estimated forfeitures, using the graded vesting method. As of January 1, 2017, we no longer use a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

We value stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. We use the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. We have assumed no dividend yield because we do not expect to pay dividends in the near future, which is consistent with our history of not paying dividends.

We value restricted stock units at the closing market price on the date of grant, and recognize compensation expense ratably over the requisite service period of the restricted stock unit award.

Impairment of Long-lived Assets, Goodwill and Intangible Assets Subject to Amortization

We periodically review the carrying values of our long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When events indicate that an asset may be impaired and the estimated undiscounted cash flows are less than the carrying amount of the asset, the impaired asset is adjusted to its estimated fair value and an impairment loss is recorded.

Recent accounting pronouncements

See Note 2 to our financial statements beginning on page F-1 for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the years ended December 31, 2018 and 2017

	Year ended	Year ended	Change
	December 31, 2018	December 31, 2017	$	%

Revenues
Subscription and support	$4,494,489	$4,340,344	$154,145	4%
Professional services	456,780	254,154	202,626	80%
Total revenues	4,951,269	4,594,498	356,771	8%
Cost of revenues
Subscription and support	1,280,004	849,348	430,656	51%
Professional services	452,340	382,756	69,584	18%
Total cost of revenues	1,732,344	1,232,104	500,240	41%
Gross profit	3,218,925	3,362,394	(143,469)	-4%
Operating expenses
Sales and marketing	1,217,218	991,105	226,113	23%
Research and development	1,327,829	1,101,827	226,002	21%
General and administrative	1,663,370	1,394,517	268,853	19%
Total operating expenses	4,208,417	3,487,449	720,968	21%
Loss from operations	(989,492)	(125,055)	(864,437)	691%
Other income (expense)
Interest income	11,785	46,815	(35,030)	-75%
Interest expense	(16,988)	(8,414)	(8,574)	102%
Sublease income	73,225	99,111	(25,886)	-26%
Loss on sublease	-	(75,755)	75,755	-100%
Change in fair value of contingent consideration	52,000	-	52,000	100%
Acquisition costs	(204,686)	-	(204,686)	100%
Gain (loss) on sales of marketable securities	2,598	(163,137)	165,735	-102%
Other income (expense), net	(82,066)	(101,380)	19,314	-19%
Net loss	$(1,071,558)	$(226,435)	$(845,123)	373%

Revenues

The increase in revenues for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $203,000 increase in professional services and $154,000 increase in subscription revenues. The increase in the professional services was driven primarily by a $145,000 increase in billings of data integration and grants migration services present in advanced implementations. Our subscription revenues increased by $154,000 or 4% due to an approximate 34% increase in annual contract values offset by a 17% decrease in customers.

Cost of revenues

The increase in cost of revenues for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $321,000 increase in partnership fees pertaining to expanding certain functionality of our products, a $122,000 increase in payroll and related costs and a $69,000 increase in amortization expense due to the acquisition of CostTree offset by a $16,000 decrease in consulting fees.

Sales and marketing

The increase in sales and marketing expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $133,000 increase in payroll, commissions and related costs, a $58,000 increase in trade shows and conferences, a $42,000 increase in amortization expense due to the acquisition of CostTree, and a $27,000 increase in travel costs offset by a $42,000 decrease in consulting fees.

Research and development

The increase in research and development expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $152,000 increase in payroll and related costs and a $55,000 increase in hosting and technology costs.

General and administrative

The increase in general and administrative expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $138,000 increase in related party insurance costs, a $92,000 increase in payroll and related costs, a $83,000 increase in professional services fees due primarily to the acquisition of CostTree and recruiting fees, a $22,000 increase in amortization expense due to the acquisition of CostTree, and a $17,000 increase in travel costs offset by a $101,000 decrease in rent expense due to the lease expiration of two offices.

Other Income (Expense), net

The decrease in other income (expense), net for the year ended December 31, 2018 compared to the year ended December 31, 2017, was primarily due to a $166,000 decrease in loss on sales of marketable securities and a $76,000 decrease in losses from our sublease offset by $205,000 of acquisition costs related to the Business Combination.

Cash Flows

	Year ended	Year ended
	December 31, 2018	December 31, 2017
Net cash flows used in operating activities	$(575,345)	$(308,713)
Net cash flows from investing activities	$662,823	$1,285,377
Net cash flows used in financing activities	$(255,078)	$(946,267)

Operating Activities

Our net loss and cash flows used in operating activities are significantly influenced by our investments in personnel, partnership expansion and transaction costs associated with the Business Combination.

For the year ended December 31, 2018, cash used in operations was approximately $575,000 resulting from a net loss of approximately $1,072,000 offset by approximately $309,000 from changes in operating assets and liabilities and by approximately $188,000 of net non-cash expenses. The $309,000 of cash flow provided from changes in operating assets and liabilities was primarily driven by a $250,000 increase in accounts payable, $228,000 increase in contract liabilities, a $130,000 decrease in prepaid expenses and other current assets offset by a $386,000 increase in accounts receivable. The $188,000 of cash flow provided by net non-cash expenses was primarily driven by approximately $181,000 in depreciation and amortization expense incurred primarily from the acquisition of CostTree.

For the year ended December 31, 2017, cash used in operations was approximately $309,000 resulting from a net loss of approximately $226,000 and approximately $372,000 net cash used from changes in operating assets and liabilities offset by approximately $290,000 of net non-cash expenses. The $372,000 of net cash used from changes in operating assets was primarily driven by an approximate $319,000 increase in prepaid expenses and other current assets, and an approximate $269,000 decrease in contract liabilities offset by a $158,000 decrease in accounts receivable. The 290,000 of cash flow provided by net non-cash expenses was primarily driven by a $163,000 loss from sales of marketable securities.

Investing Activities

Our investing activities consists primarily of investments and sales of marketable securities and capital expenditures.

For the years ended December 31, 2018 and 2017, cash provided by investing activities was approximately $663,000 and $1,285,000, respectively. We sold approximately $1,001,000 and $1,786,000 of marketable securities and purchased $336,000 and $469,000 during the years ended December 31, 2018 and 2017, respectively.

Financing Activities

Our financing activities consists primarily of repayments and proceeds from our line of credit and payments of contingent consideration associated with our acquisition of CostTree.

For the years ended December 31, 2018 and 2017, cash used in financing activities was $255,000 and 946,000, respectively. We made approximately $463,000 and $1,136,000 in repayments and borrowed $269,000 and $200,000 during the years ended December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, we sold our marketable securities and used the proceeds to repay our line of credit in full. We made $50,000 in payments to CostTree LLC during the year ended December 31, 2018 pertaining to the contingent earn-out resulting from our acquisition of CostTree.

Contractual Obligations

Operating leases - We lease our office facilities under a non-cancelable operating lease, which expires in May 2022. Future minimum lease payments are as follows:

For the years ended December 31,

2019	$308,723
2020	308,723
2021	308,723
2022	128,635
$1,054,804

In 2017, we entered into an agreement to sublease a portion of the leased office space in Pasadena, CA to an unrelated party under a non-cancelable lease that expires in May 2022. Our lease expense will be offset by payments due under the sublease as follows:

For the years ended December 31,

2019	$62,882
2020	64,771
2021	66,713
2022	28,138
$222,504

Upon execution of the sublease, we recognized $75,755 in sublease liabilities which is amortized over the remaining life of the lease and recognized as sublease rental income.

Capital leases—We lease computer equipment under capital lease agreements. Outstanding principal payments under capital lease obligations were $7,782, payable in full in 2019.

Litigation—From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We are not currently a party to any legal proceedings, nor is it aware of any pending or threatened litigation, that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnification—In the ordinary course of business, we may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments we could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments we could be required to make under these indemnification provisions is indeterminable. We have never paid a material claim, nor have it been sued in connection with these indemnification arrangements. As of December 31, 2018 and 2017, we have not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Open Counter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the terms “Open Counter”, “we,” “our” and “us” refer to Open Counter Enterprises, Inc. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report.

Overview

Open Counter Enterprises, Inc., a Delaware corporation headquartered in San Francisco, California, is a developer and provider of software tools for cities to streamline permitting and licensing services for municipal governments. We provide customers with software through a hosted platform and also provide professional services related to software implementation.

We had net losses of approximately $474,000 and $682,000 for the years ended December 31, 2018 and 2017, respectively, and had net cash used in operating activities of approximately $83,000 and $452,000 for the years ended December 31, 2018 and 2017, respectively. We believe that these matters, amongst others, raise doubt about our ability to continue as a going concern.

As of December 31, 2018, we had cash of $103,000 and a working capital deficit of $1.4 million. As such, we anticipate that we will need to raise additional funds and/or generate revenue within twelve months. Additional funding will be needed to implement our business plan. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If we are unable to raise sufficient funds, we may be forced to scale back our operations or cease operations.

Business Combination

On September 12, 2018, we entered into a definitive agreement relating to the Business Combination. On February 15, 2019, the Business Combination was approved by the shareholders of GTY Cayman. On February 19, 2019, the Business Combination was consummated.

Pursuant to the Business Combination, Open Counter received aggregate consideration of approximately $9.4 million in cash and 1,580,990 shares of Company common stock valued at $10.00 per share.

Components of Operating Results

Revenues

We provide subscription services by allowing customers to use our software without taking possession of the software. Subscription revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by us. We also provide professional services, including data collection, migration, normalization and configuration in which we enhance an asset that the customer controls. Professional services revenue is recognized over time using an output method based on milestones reached.

Cost of Revenues

Cost of revenues primarily consists of costs related to software hosting costs, salaries and benefits of client services personnel, third-party service costs, and licensing costs incurred pertaining to our services to customers.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, marketing events, advertising costs, travel, and trade shows and conferences.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with our executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Critical Accounting Policies and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the financial statements.

Revenue Recognition

We adopted the Financial Accounting Standards Board (“FASB”) new revenue standard, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for us is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, we include an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

We determine the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as we satisfy the performance obligations.

We provide subscription services by allowing customers to use our software without taking possession of the software. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by us. For contracts where the period between when we transfer a promised service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

We have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by us from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation and other services, as well as initial subscription fees. Open Counter recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed.

Accounts Receivable

Accounts receivable primarily consists of amounts due from our customers, which are located throughout the United States. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. We estimate an allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is required based on our specific identification approach.

Stock-Based Compensation

Stock options and restricted stock awarded to employees, directors and consultants are measured at fair value on the grant date. We recognize compensation expense ratably over the requisite service period of the option or restricted stock. As of January 1, 2017, we no longer use a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

We value stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. We used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. We have assumed no dividend yield because we do not expect to pay dividends in the near future, which is consistent with our history of not paying dividends.

We value restricted stock at the closing market price on the date of grant, and recognize compensation expense ratably over the requisite service period of the restricted stock.

Recent accounting pronouncements

See Note 3 to our financial statements for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the Years Ended December 31, 2018 and 2017

The following table reflects our operating results for the years ended December 31, 2018 and 2017:

	For the year ended December 31,			Percentage
	2018	2017	Dollar Change	Change
		(Unaudited)
Revenues
Subscription services	$1,419,842	$1,071,209	$348,633	33%
Professional services	287,400	462,665	(175,265)	-38%
Total revenues	1,707,242	1,533,874	173,368	11%
Cost of revenues
Cost of subscription services	216,053	176,515	39,538	22%
Cost of professional services	282,429	257,370	25,059	10%
Total costs of services	498,482	433,885	64,597	15%
Gross profit	1,208,760	1,099,989	108,771	10%

Operating expenses
Sales and marketing	10,253	46,552	(36,299)	-78%
General and administrative	1,563,170	1,670,850	(107,680)	-6%
Total operating expenses	1,573,423	1,717,402	(143,979)	-8%
Loss from operations	(364,663)	(617,413)	252,750	-41%

Other income (expense):
Interest income	1	36	(35)	-97%
Interest expense	(118,887)	(64,766)	(54,121)	84%
Other income	10,000	-	10,000	0%
Loss on sale of asset	(807)	-	(807)	0%
Total other income (expense)	(109,693)	(64,730)	(44,963)	69%
Net loss	$(474,356)	$(682,143)	$207,787	-30%

Revenues

Revenues incurred during the year ended December 31, 2018 were approximately $1.7 million compared to $1.5 million in the prior period.

Subscription services revenues incurred during the year ended December 31, 2018 were approximately $1.4 million compared to $1.1 million in the prior period. Through December 31, 2018, we have added five new customers and have also upgraded services to five additional customers, providing access to our new Residential Portal.

Professional services revenues incurred during the year ended December 31, 2018 were approximately $287,000 compared to $463,000 in the prior period. Revenue decreases in this category are largely due to the completion of a custom implementation for the City of Boston, which moved into a maintenance agreement in November of 2017.

Cost of revenues

Cost of revenues incurred during the year ended December 31, 2018 were approximately $498,000 compared to $434,000 in the prior period.

•	Cost of subscriptions services incurred during the year ended December 31, 2018 were approximately $216,000 compared to $177,000 in the prior period. In the period ended December 31, 2018, we added additional tooling to enhance the subscription services that we provide and brought on an additional employee to service accounts.

•	Cost of professional services incurred during the year ended December 31, 2018 were approximately $282,000 compared to $257,000 in the prior period. Increases in cost of professional services are due to the hiring of an additional member of our accounts team in 2018, who services additional projects with new customers.

Operating expenses

Operating expenses incurred during the year ended December 31, 2018 were approximately $1.6 million compared to $1.7 million in the prior period. The changes resulted from:

•	Decrease in sales and marketing of approximately $36,000 resulted from reduced expenditures on online marketing and other promotional activities.
•	Decrease in general and administrative of approximately $108,000 resulted from the termination of a full-time sales representative on August 11, 2017.

Other income (expense)

Other expenses incurred during the year ended December 31, 2018 were approximately $110,000 compared to $65,000 in the prior period. The increase in interest expense of approximately $54,000 is due primarily to interest incurred on additional borrowings under the Lighter Capital promissory note, which occurred on December 17, 2017. The increase in other income of $10,000 resulted from an award received from the U.S. Conference of Mayors.

Liquidity

	For the year ended December 31,
	2018	2017
		(Unaudited)
Net cash (used in) provided by:
Operating activities	$(83,293)	$(451,900)
Investing activities	1,200	(7,360)
Financing activities	(5,363)	191,026
Net decrease in cash	$(87,456)	$(268,234)

Operating Activities

Net cash used in operating activities of approximately $83,000 for the year ended December 31, 2018 was primarily a result of our net loss of approximately $474,000, and changes of approximately $378,000 in operating assets and liabilities, partially offset by approximately $7,000 of depreciation and amortization of property and equipment, and approximately $5,000 in stock-based compensation expenses.

Net cash used in operating activities of approximately $452,000 for the year ended December 31, 2017 was primarily a result of our net loss of approximately $682,000, and changes of approximately $180,000 in operating assets and liabilities, partially offset by approximately $7,000 of depreciation and amortization of property and equipment and approximately $43,000 in stock-based compensation expenses.

Investing Activities

Net cash provided by investing activities of approximately $1,000 for the year ended December 31, 2018 resulted from proceeds from the disposition of property and equipment.

Net cash used in investing activities of approximately $7,000 for the year ended December 31, 2017 resulted from our purchase of computer equipment and a security deposit.

Financing Activities

Net cash used in financing activities of approximately $5,000 for the year ended December 31, 2018 resulted from principal payments of approximately $56,000 on notes payable to Lighter Capital and net borrowings of approximately $50,000 on line of credit.

Net cash provided by financing activities of approximately $191,000 for the year ended December 31, 2017 mainly resulted from principal payments of approximately $66,000 and a borrowing of approximately $256,000 on notes payable to Lighter Capital.

Contractual Obligations

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of its business. We are not presently a party to any legal proceedings that, if determined adversely to us, would have a material adverse effect on us.

Indemnification

In the ordinary course of business, we may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments we could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments we could be required to make under these indemnification provisions is indeterminable. We have never paid a material claim, nor have it been sued in connection with these indemnification arrangements. As of December 31, 2018, the we have not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Questica’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report.

As used herein, the terms “Questica”, “we,” “our” and “us” refer to Questica, Inc., Questica USCDN Inc. and its consolidated subsidiary as a combined entity.

Unless otherwise specified, financial amounts included herein are expressed in Canadian Dollars, Questica’s functional currency.

Company Overview

Questica, Inc., Questica USCDN Inc. and its wholly owned subsidiary Questica Ltd., design and develop capital and operating budgeting software. The Questica suite of products are part of a comprehensive web-based budgeting preparation, performance, management and data visualization solution that enables public sector and non-profit organizations to improve and shorten their budgeting cycles.

Questica Inc. was organized in 1998 as an Ontario corporation. Questica Inc. maintains two offices located in Burlington, Ontario, Canada and serves the Healthcare, K-12, Higher Education and Local Government verticals in North America.

Questica USCDN was organized in 2017 as an Ontario corporation and Questica Ltd. was incorporated in 2017, in the United States (U.S.) as a Delaware corporation. Questica Ltd. is located in Huntington Beach, California, primarily serving the non-profit market and services a limited number of customers in the public and private sector. The majority of the Questica Ltd.’s customers are located in the U.S. and Canada, and as well as some international customers, primarily located in the United Kingdom and Africa.

The combined financial statements include the accounts of Questica, Inc. and Questica, USCDN Inc., which constitute entities under common control. All intercompany balances and transactions have been eliminated.

Acquisition of PowerPlan Corporation

On June 20, 2017, pursuant to the terms of an asset purchase agreement, we acquired all of the assets and operations of PowerPlan Corporation (“PowerPlan”), which provides business performance management solutions, including budgeting software products and the associated or related services including support services.

The total consideration transferred was measured at its acquisition-date fair value of approximately $3.5 million.

Business Combination

On September 12, 2018, we entered into a definitive agreement relating to the Business Combination. On February 15, 2019, the Business Combination was approved by the shareholders of GTY Cayman. On February 19, 2019, the Business Combination was consummated. Upon the Closing on February 19, 2019, the Company indirectly acquired Questica for aggregate consideration of approximately $44.4 million in cash and an aggregate of 2,600,000 Class A exchangeable shares in the capital stock of Questica Exchangeco and 1,000,000 Class B exchangeable shares in the capital stock of Questica Exchangeco, each of which is exchangeable into shares of Company common stock, that were issued to the holders of Questica capital stock (the “Questica Holders”). In accordance with the Questica Shareholder Agreement, dated as of February 12, 2019, by and among the Company and certain Questica Holders (the “Questica Shareholder Agreement”), 500,000 Class C exchangeable shares in the capital stock of Questica Exchangeco may be redeemable at the sole discretion of the Company at any time for $5.0 million plus all accrued and unpaid dividends, and may be exchanged for shares of Company common stock beginning on the sixty-first day following the Closing for a number of shares of Company common stock equal to $5.0 million plus accrued and unpaid dividends divided by the lesser of (i) $10.00 or (ii) the 5-day volume weighted average price (“VWAP”) at the time of exchange. For so long as the Class C exchangeable shares remain outstanding, they accumulate a dividend of 5.0% per annum for the first sixty days following the Closing and 10.0% per annum thereafter. The Class A exchangeable shares in the capital stock of Questica Exchangeco are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $0.1 million in cash and 800,000 exchangeable shares were deposited into escrow for a period of one year to cover certain indemnification obligations of the Questica Holders.

Revenue

All revenue-generating activities are directly related to the sale, implementation and support of our solutions within a single operating segment. We derive the substantial majority of our revenues from subscription fees for the use of its solutions hosted in our data centers as well as revenues for implementation and customer support services related to our solutions. A small portion of our customers host our solutions in their own data centers under term license and maintenance agreements, and we recognize the corresponding revenues ratably over the term of those customer agreements.

Software License Revenues

We provide customers with the right to use software as it exists when made available. Customers purchase these licenses upfront. Revenues from distinct licenses are recognized upfront when the software is made available to the customer, as this is when the customer has the risks and rewards of the right to use software.

Hosting Revenue

We also provide hosting services for which revenue is recognized over time as the services are provided, which is ratably over the contract term.

Professional Services Revenues

Our professional services contracts generate revenue on a time and materials basis. Revenues are recognized as the services are rendered for time and materials contracts as the customer simultaneously receives and consumes the benefits of the professional service on a continuous basis.

Cost of Revenues

Cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits, bonuses and stock-based compensation, for employees providing services to our customers. Costs associated with these services include the costs of our implementation, customer support, data center and customer training personnel, as well as costs related to research and development personnel who perform implementation and customer support services. Cost of revenues also includes the direct costs of bill-pay and other third-party intellectual property included in our solutions, the amortization of deferred solution and services costs, co-location facility costs and depreciation of our data center assets, an allocation of general overhead costs and referral fees. Direct costs of third-party intellectual property include amounts paid for third-party licenses and related maintenance that are incorporated into our software and the amortization of acquired technology from our recent acquisitions, with the costs amortized to cost of revenues over the useful lives of the purchased assets.

Critical Accounting Policies and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying combined financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the combined financial statements.

Revenue Recognition

We adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition framework, ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for Questica is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, we include an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

We determine the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as we satisfy the performance obligations.

We do not have any material obligations for returns or refunds in its contracts with customers.

We enter into contracts with our customers that may include promises to transfer multiple deliverables, including software licenses, hosting services, software maintenance and professional services. A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Hosting services and software licenses are distinct as such services are often sold separately. In determining whether professional services are distinct, we consider the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, and the contractual dependence of the service on the other deliverables in the arrangement.

We allocate the transaction price to each performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which we would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. We use an adjusted market assessment approach to estimate the stand-alone selling price for software licenses, hosting services, and software maintenance, and a cost plus a margin approach for professional services.

Deferred Revenues

Deferred revenues primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, maintenance and other services, as well as initial subscription fees. We recognize deferred revenues as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Deferred revenues that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenues, current portion, and the remaining portion is recorded in long-term liabilities as deferred revenues, net of current portion.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. We estimate our allowance for doubtful accounts by evaluating specific accounts where information indicates our customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment losses on long-lived assets, such as real estate and equipment, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

Goodwill and Intangible Assets

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Intangible assets with indefinite useful lives are measured at their respective fair values as of the acquisition date. We do not amortize goodwill and intangible assets with indefinite useful lives. We review goodwill and indefinite-lived intangible assets at least annually for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or the indefinite-lived intangible assets below their carrying values.

Recent accounting pronouncements

See Note 3 to our combined financial statements for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the years ended December 31, 2018 and 2017 (in Canadian Dollars)

	Year Ended December 31,		Increase/ (Decrease)
	2018	2017
Revenues	$13,085,558	$11,062,333	18%
Cost of revenue	1,286,161	815,280	58%
Selling, general and administrative	10,312,719	7,799,686	32%
Income from operations	1,486,678	2,447,367	-39%
Other income (expense)	1,908,868	14,493	-13071%
Income before income taxes	3,395,546	2,461,860	38%
Income tax expense	(1,016,952)	(864,758)	-18%
Net income	$2,378,594	$1,597,102	49%

Revenues

Revenues were approximately $13.1 million for the year ended December 31, 2018, compared to approximately $11.0 million for the year ended December 31, 2017. The increase of approximately $2.0 million was attributable to the recognition of software license and the result of the PowerPlan acquisition.

Cost of Revenue

Cost of revenue was approximately $1.3 million for the year ended December 31, 2018, compared to approximately $815,000 for the year ended December 31, 2017. The increase of approximately $471,000 was primarily related to the acquisition of PowerPlan starting in June 2017 and increases in new name sales.

Selling, General and Administrative

Selling, general and administrative (“SG&A”), expenses increased from approximately $8.0 million for the year ended December 31, 2017 to approximately $10.3 million for the year ended December 31, 2018. The increase of approximately $2.5 million was primarily attributable to increased costs for employee compensation and payroll taxes due to an increase in headcount and the result of the PowerPlan acquisition.

Other Income (Expense)

Other income (expense) increased from approximately $15,000 of income for the year ended December 31, 2017 to approximately $1.9 million of income for the year ended December 31, 2018. The increase is primarily attributable to the gain on sale recorded for our Engineer to Order asset of approximately $1.1 million and a $0.8 million gain related to our foreign currency translation adjustments during the year ended December 31, 2018.

Liquidity

As of December 31, 2018, we had cash and cash equivalents of approximately $4.5 million, and a working capital of approximately $1.9 million.

Our liquidity to date has been satisfied mainly through profits earned in operating activities and gain from marketable securities. Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through one year from this filing.

Cash Flows

	Year Ended December 31,
	2018	2017
Cash and cash equivalents at the beginning of year	$2,236,096	$1,933,223
Net cash provided by operating activities	4,622,072	1,581,298
Net cash provided by (used in) investing activities	(414,475)	2,221,467
Net cash provided by (used in) financing activities	(1,901,450)	(3,499,892)
Cash and cash equivalents at the end of year	$4,542,243	$2,236,096

Operating Activities

For the year ended December 31, 2018, net cash provided by operating activities was approximately $4.6 million, which primarily consisted of our net income of approximately $2.4 million, plus non-cash expenses of approximately $641,000 and net cash provided by operating assets and liabilities of approximately $1.6 million. The non-cash expenses consisted of approximately $188,000 in depreciation and amortization, approximately $221,000 in intangible amortization, approximately $371,000 in change in fair value of contingent consideration, and approximately $118,000 of unrealized loss on marketable securities, partially offset by approximately $258,000 in foreign currency translation adjustment.

For the year ended December 31, 2017, net cash provided by operating activities was approximately $1.6 million, which primarily consisted of our net income of approximately $1.6 million and non-cash expenses of approximately $294,000, offset by net cash used in operating assets and liabilities of approximately $310,000. The non-cash expenses consisted of approximately $143,000 in depreciation and amortization, approximately $113,000 in intangible amortization, approximately $128,000 in change in fair value of contingent consideration, partially offset by approximately $124,000 in unrealized gains on marketable securities.

Investing Activities

For the year ended December 31, 2018, net cash used in investing activities of approximately $414,000 primarily consisted of purchases of marketable securities of approximately $565,000 and purchase of equipment of approximately $47,000, partially offset by proceeds from sales of marketable securities of approximately $197,000.

For the year ended December 31, 2017, net cash provided by investing activities of approximately $2.2 million primarily consisted of proceeds from sales of marketable securities of approximately $4.0 million, partially offset by the purchase of marketable securities of approximately $888,000, the acquisition of Power Plan of approximately $663,000 and the purchase of equipment of approximately $196,000.

Financing Activities

For the year ended December 31, 2018, net cash used in financing activities totaled approximately $1.9 million with approximately $1.2 million for the payment of dividends and approximately $711,000 for the payment of contingent consideration related to the Power Plan acquisition.

For the year ended December 31, 2017, net cash used in financing activities totaled approximately $3.5 million resulting primarily from the payment of dividends.

Related Party Transactions

Parties are considered related to us if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with us. Related parties also include principal owners of our companies, our management, members of the immediate families of principal owners of our companies and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Our related party transactions are as follow:

•	Handling Specialty Holding Inc. is a corporation owned by a director of Questica Inc. (see Note 14 to our combined financial statements).

•	The former Chief Executive Officer of Powerplan Corporation entered into a four-year contractor services agreement with us on June 20, 2017. The services shall include product support, training implementation, project management, customer management and consulting services for our products; design and testing of any features on our product offerings to be incorporated into our solutions; day-to-day management of the employees of the business and relationship with development organization in India; assist with sales efforts to the not-for-profit market participate in migrations from PowerPlan’s solution to our Budget solution and assist in marketing the upgrade to Questica Budget to PowerPlan’s existing government customers.

•	On July 31, 2018, we sold our ETO software and related assets to a newly-formed entity which is partially owned by certain of our officers and shareholders, for cash proceeds of approximately $817,000 and the assumption of deferred revenue liabilities of approximately $305,000.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Sherpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to “we”, “us”, “our” or the “Company” are to Sherpa Government Solutions, LLC, except where the context requires otherwise. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto of Sherpa Government Solutions, LLC included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report.

Overview

We are a Colorado limited liability company headquartered in Denver, Colorado, established in 2004. We are a leading provider of public sector budgeting software and consulting services that help state and local governments create and manage budgets and performance. Customers purchase our software and engage our consulting services to configure the software and train clients on how to manage the software going forward. Following implementation, customers continue to use the software in perpetuity while paying maintenance or subscription fees.

Our customers benefit from a system that greatly simplifies the budgeting process, encourages collaboration, and provides detailed projections on substantial portions of their budget. Increased access to data including instant aggregation of the budget requests means customers can spend more time analyzing data and less time collecting it and formatting outputs. Our business consulting provides access to lessons learned from over 100 public sector budgeting implementations and consultants who average 20 years of experience targeted in budgeting and performance management.

Our contracts are comprised of two durations, a short-term implementation, which may take from 3 to 12 months, and the on-going maintenance, which is from 1-5 years and renewable. Due to the investment made in implementing software and the quality of the solution, retention rates are very high.

The key elements of our offerings are:

Highly Configurable Software

Our software was designed to be configured by functional staff with no changes to the underlying code. Implementation teams are comprised of functional experts, not technical experts, who are able to understand business requirements and demonstrate configured software immediately after requirements meetings. This means customers see their future solution throughout the process and can make refinements without having to wait for an entire build phase to complete.

Consulting

Our consulting team has an average of over 20 years of targeted public sector budgeting experience and have implemented over 100 public sector budgeting projects. This experience is invaluable to customers for several reasons. Customers can quickly explain their processes and our team will understand without multiple iterations, meaning clients dedicate a significantly lower amount of their time to engagements. When customers seek advice, we can refer them to dozens of relevant examples where other similar clients have faced similar challenges. We have many innovative customers whose collective thought leadership is channeled through our implementation team. Our team has seen what has worked and what has not, so we can offer counsel on business processes redesign including recommended timing relative to the software project.

Support

Our support model is designed to enable customers to use our software for the long term, traversing changes in leadership, policy, and staff. As part of our basic maintenance model, customers can reach out to their consulting team at any time to get assistance, answers to questions, or support with activities that are rarely done, such as annual rollover. This results in customers getting answers to questions immediately, without the struggles of reporting issues through a chain of support staff who are not familiar with the client processes and configuration.

Revenues

Professional services revenue

Our professional services contracts generate revenue on a time and materials, fixed fee or subscription basis. Revenues are recognized as the services are rendered for time and materials contracts. Revenues are recognized when the milestones are achieved and accepted by the customer or on a proportional performance basis for fixed fee contracts. Revenues are recognized ratably over the contract term for subscription contracts. The milestone method for revenue recognition is used when there is substantive uncertainty at the date the contract is entered into whether the milestone will be achieved. Training revenues are recognized as the services are performed.

Software license revenue

We provide customers with the right to use software as it exists when made available. Customers purchase these licenses upfront. Revenues from distinct licenses are recognized upfront when the software is made available to the customer as this is when the customer has the risks and rewards of the right to use software. We also act an agent in reselling third- party software as we are not primarily responsible for the third-party software.

Hosting revenue

We also provide hosting services and support for which revenue is recognized over time as the services are provided, which is generally ratably over the contract term.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with our executive, finance, legal, human resources, and other administrative personnel, as well as accounting and legal professional services fees.

Critical accounting policies and significant judgments and estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

Revenue Recognition

We adopted the Financial Accounting Standards Board (“FASB”) new revenue framework, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

Significant judgments – contracts with multiple performance obligations

We enter into contracts with customers that include promises to transfer multiple performance obligations, including software licenses, hosting, and professional services. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

In determining whether professional services are distinct, we consider the following factors: availability of the services from other vendors, the nature of the services, and whether the services are interdependent and interrelated. To date, we have concluded that all software licenses, hosting services, software support, and professional services included in contracts, with multiple performance obligations, are distinct.

We allocate the transaction price to each performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which we would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. We use an adjusted market assessment approach to estimate the stand-alone selling price for software licenses, hosting services, and a cost plus a margin approach for professional services.

For contracts where the period between when we transfer a promised service to the customer and when the customer pays in one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

We have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by us from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, hosting and other services. We recognize contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, current portion, and the remaining portion is recorded in long-term liabilities as contract liabilities, net of current portion.

Accounts Receivable

Accounts receivable consists of amounts due from customers. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. We estimate an allowance for doubtful accounts by evaluating specific accounts where information indicates that the customer may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. We had no allowance for doubtful accounts as of December 31, 2018.

Recent accounting pronouncements

See Note 3 to our financial statements for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the years ended December 31, 2018 and 2017

	For the Year ended December 31,		Dollar	Percentage
	2018	2017	Change	Change
		(Unaudited)
Revenues
Professional services	$1,903,698	$1,191,810	$711,888	60%
Licenses	1,000,453	620,074	380,379	61%
Hosting	185,937	113,280	72,657	64%
Total revenues	3,090,088	1,925,164	1,164,924	61%
Cost of revenues	428,737	60,929	367,808	604%
Gross profit	2,661,351	1,864,235	797,116	43%

Operating expenses
General and administrative	1,670,885	1,181,574	489,311	41%
Total operating expenses	1,670,885	1,181,574	489,311	41%
Operating income	990,466	682,661	307,805	45%

Other income:
Interest income	3,789	1,079	2,709	251%
Total other income	3,789	1,079	2,709	251%
Net income	$994,255	$683,740	$310,515	45%

Revenues

The increase in revenues for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $712,000 increase in professional services revenues, $380,000 increase in licenses revenues and $73,000 increase in hosting revenues. The increase in the professional and licenses revenues was driven primarily by the acquisition of five new software clients. Our hosting revenues increased by $73,000 or 64% due to the acquisition of new clients who purchased hosting services for sold software.

Cost of revenues

The increase in cost of revenues of $368,000 for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to third party reporting software utilized by five new software clients.

General and administrative

The increase in general and administrative of $489,000 for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $580,000 increase in guaranteed payments to employees, offset by a decrease of $49,000 in contract labor services expenses.

Other Income

The increase in other income for the year ended December 31, 2018 compared to the year ended December 31, 2017, was primarily due to $2,700 in interest income.

Liquidity

Sherpa is financed by revenues. In the event of insufficient liquidity, partner contributions are used to close any gaps.

Cash Flows

	Year ended December 31,
	2018	2017
		(Unaudited)
Net cash provided (used in):
Operating activities	$983,882	$437,066
Financing activities	(758,000)	(260,000)
Net increase in cash and cash equivalents	$225,882	$177,066

Operating Activities

For the year ended December 31, 2018, cash generated by operations was approximately $984,000, resulting from net income of approximately $994,000, offset by aggregate non-cash expenses of approximately of approximately $2,000 and changes in operating assets and liabilities of approximately $13,000.

For the year ended December 31, 2017, cash generated by operations was approximately $437,000, resulting from net income of approximately $683,000, offset by aggregate non-cash expenses of approximately $15,000 and changes in operating assets and liabilities of approximately $262,000.

Financing Activities

For the years ended December 31, 2018 and 2017, cash used in financing activities was $758,000 and $260,000, respectively, resulting primarily from distributions to members in each period.

Contractual Obligations

From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We are not currently a party to any legal proceedings, nor is it aware of any pending or threatened litigation, that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Quantitative and Qualitative Disclosure about Market Risk

Not Applicable.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of March 14, 2019 by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;
•	each of the Company’s executive officers and directors; and
•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 48,520,495 shares of Company common stock issued and outstanding as of March 14, 2019.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of shares	%
Directors, Executive Officers and Founders
GTY Investors, LLC(2)	13,448,821	27.72%
William D. Green(2)	13,448,821	27.72%
Joseph M. Tucci(2)	13,448,821	27.72%
Harry L. You(2)	13,448,821	27.72%
Randolph Cowen	30,000	*
Paul Dacier	30,000	*
Stephen Rohleder(2)	109,196	*
Charles Wert	59,701	*
All Directors and Executive Officers as a Group (Seven Individuals)	13,587,718	28.00%

Name and Address of Beneficial Owner(1)	Number of shares	%
Five Percent Holders:
Andreas Bechtolsheim (3)	4,851,102	9.99%
Miller Value Partners, LLC (4)	2,471,499	5.09%

* Less than 1%.

(1) Unless otherwise noted, the business address of each of the shareholders listed is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

(2) William D. Green, Joseph M. Tucci and Harry L. You, the co-founders of GTY Cayman, are members and the managers of GTY Investors, LLC, the Sponsor, and share voting and dispositive power over the founder shares held by the Sponsor. Stephen Rohleder is also a member of the Sponsor. Pursuant to the terms and conditions of the Sponsor’s limited liability company agreement, Mr. Rohleder may have been entitled to a distribution of up to 1,200,000 Class B Ordinary Shares from the Sponsor based on his investment in the Sponsor and the share price of GTY Cayman’s Class A Ordinary Shares at the time of distribution.

(3) Excludes 148,898 shares of Company common stock held in escrow, registered in the name of the escrow agent, pursuant to an agreement between Mr. Bechtolsheim and the Company, pursuant to which Mr. Bechtolsheim expressly disclaimed and relinquished any right to exercise voting power or investment power with respect to any shares of Company common stock owned by him to the extent (but only to the extent) that ownership of such shares would cause him to beneficially own in excess of 9.9% of the Company’s voting common stock. Mr. Bechtolsheim does not have voting power or investment power with respect to such excluded shares. The included and excluded shares were initially issued to Mr. Bechtolsheim as Class A Ordinary Shares of GTY Cayman pursuant to a Subscription Agreement, which such shares were cancelled and exchanged on a one-for-one basis for shares of Company common stock at the Closing. The address for Mr. Bechtolsheim is 5453 Great America Parkway, Santa Clara, CA 94025.

(4) According to a Schedule 13G/A filed with the SEC on March 11, 2019, Miller Value Partners, LLC (“Miller Value Partners”) and the William H. Miller III Living Trust share voting and dispositive power over 2,471,499 shares of the Company’s common stock, consisting of 1,853,625 shares of common stock and 617, 874 shares of common stock underlying warrants. Various accounts managed by Miller Value Partners have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. The business address of Miller Value Partners is One South Street, Suite 2550, Baltimore, MD 21202

Directors and Executive Officers

Biographical information with respect to the Company’s directors and executive officers immediately after the Closing set forth in Item 10 “Directors, Executive Officers and Corporate Governance” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is hereby incorporated by reference into this Item 2.01 and is included in Exhibit 99.8 to this Current Report on Form 8-K.

Director Independence

Information with respect to the independence of the Company’s directors immediately after the Closing set forth in Item 10 “Directors, Executive Officers and Corporate Governance” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is hereby incorporated by reference into this Item 2.01 and is included in Exhibit 99.8 to this Current Report on Form 8-K.

Committees of the Board of Directors

Information with respect to the composition of the committees of the board of directors of the Company immediately after the Closing set forth in Item 10 “Directors, Executive Officers and Corporate Governance” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is hereby incorporated by reference into this Item 2.01 and is included in Exhibit 99.8 to this Current Report on Form 8-K.

Executive Compensation

A description of the compensation of the executive officers and directors of GTY Cayman and each of the Targets before the consummation of the Business Combination is set forth in the Company’s final prospectus, originally filed with the SEC pursuant to Rule 424(b) under the Securities Act on January 31, 2019, in connection with the Company’s Registration Statement on Form S-4 (File No. 333-229189), as supplemented (the “proxy statement/prospectus”), in the section entitled “Executive Compensation,” which is incorporated herein by reference into this Item 2.01 and is included in Exhibit 99.9 to this Current Report on Form 8-K..

A description of the Company’s executive compensation following the Closing is set forth in the proxy statement/prospectus in the section entitled “Management of New GTY Following the Business Combination – Post-Combination Company Executive Compensation,” which is incorporated herein by reference into this Item 2.01 and is included in Exhibit 99.9 to this Current Report on Form 8-K..

At the Extraordinary General Meeting, the stockholders of the Company approved the GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”). The description of the Incentive Plan is set forth in the proxy statement/prospectus section entitled “The Incentive Plan Proposal” is incorporated herein by reference into this Item 2.01 and is included in Exhibit 99.9 to this Current Report on Form 8-K.. A copy of the full text of the Incentive Plan is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference. Following the consummation of the Business Combination, the Company expects that the Board or the Compensation Committee will make grants of awards under the Incentive Plan to eligible participants.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the proxy statement/prospectus in the section entitled “Certain Relationships and Related Party Transactions,” which is incorporated herein by reference into this Item 2.01 and is included in Exhibit 99.9 to this Current Report on Form 8-K..

The information regarding the Subscription Agreements set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company’s common stock and warrants are listed on Nasdaq under the symbols “GTYH” and “GTYHW,” respectively. In connection with the Closing, GTY Cayman’s units, Class A Ordinary Shares and warrants were delisted from Nasdaq. As of the Closing Date, there were 42 holders of record of Company common stock.

Recent Sales of Unregistered Securities

The disclosure set forth in Item 2.01 of the Original Form 8-K with respect to the issuance of the Company common stock in the Business Combination pursuant to the Transaction Documents and Subscription Agreements is incorporated herein by reference.

The Company common stock issued in the Business Combination pursuant to the Transaction Documents was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. 6,073,181 shares of Company common stock issued pursuant to the Subscription Agreements were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Description of Securities

The following description of the Company’s capital stock is a summary and is not complete. We urge you to read in their entirety the Company’s Charter, which is filed as an exhibit to Current Report on Form 8-K.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 425,000,000 shares of capital stock, consisting of (x) 400,000,000 shares of common stock, $0.0001 par value per share, and (y) 25,000,000 shares of preferred stock, par value $0.0001 per share. As of the Closing, there were 48,511,028 shares of the Company’s common stock issued and outstanding, held of record by 42 holders, and there were no shares of preferred stock outstanding, and 27,093,334 warrants outstanding held of record by 4 holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any amendment or restatement of the Charter establishing for any series of preferred stock, the holders of the Company’s common stock possess all voting power for the election of directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the Company’s stockholders. Each share of common stock is entitled to one vote on matters to be voted on by stockholders.

Dividends

Holders of the Company’s common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by Company’s board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders Company’s common stock will be entitled to receive an equal amount per share of all of Company’s assets of whatever kind available for distribution to stockholders, after Company has satisfied or made provision for the satisfaction of its debts and obligations and shall have paid or made provision for satisfaction of the rights of the holders of the preferred stock, if any.

Preemptive or Other Rights

There are no preemptive or other subscription rights and no sinking fund or redemption provisions applicable to holders of Company’s common stock.

Election of Directors

The Charter does not provide for cumulative voting with respect to the election of directors. The board of directors of the Company is divided into three classes with staggered three-year terms. Only one class of directors will be subject to election at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Company’s bylaws contemplate, among other things, that (i) at a meeting of shareholders in which the number of nominees for election to the board of directors is equal to or less than the number of directors to be elected, a nominee for director shall be elected to the board of directors only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election and (ii) at a meeting of shareholders in which the number of nominees for election to the board of directors exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at such meeting.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company had no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

Public Warrants

Upon the Closing, the Company had 18,400,000 public warrants outstanding. Each public warrant will entitle the registered holder to purchase one share of the Company’s common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on March 21, 2019. A warrant holder may exercise its warrants only for a whole number of shares. The warrants will expire on February 19, 2024, which is five years after the date of the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to its satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of common stock upon exercise of a warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.

The Company is obligated to file with the SEC as soon as practicable, but in no event later than March 12, 2019, a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, it will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares issuable upon the exercise of the warrants. If the Company takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the warrants for redemption and does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if at any time while the warrants are outstanding and unexpired, the Company pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of shares of common stock in connection with the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. You should review a copy of the warrant agreement, which is filed as an exhibit to this Current Report on Form 8-K, for a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until March 21, 2019, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value’’ (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination is within the discretion of the board of directors at such time. Further, if the Company incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for the Company’s common stock and warrant agent for its warrants is Continental Stock Transfer & Trust Company.

Registration Rights

The holders of the founder shares and private placement warrants are entitled to registration rights pursuant to the registration rights agreement entered into in connection with the IPO, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back’’ registration rights with respect to registration statements filed subsequent to the Company’s completion of the business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs in the case of the founder shares, on the earlier of (A) one year after the completion of the business combination or (B) subsequent to the business combination, (i) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (ii) the date on which the Company complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to certain exceptions.

In addition, holders of the Company’s common stock who received their shares (i) pursuant to the Transaction Agreements as consideration in connection with the acquisition of the Targets and (ii) pursuant to certain Subscription Agreements entered in connection with the business combination, are entitled to registration rights pursuant to which the Company is obligated to register the resale of such shares.

Certain Anti-Takeover Provisions of Massachusetts Law and the Charter

The Company, as a corporation incorporated under the laws of the Commonwealth of Massachusetts, is subject to the provisions of the Massachusetts General Laws.

Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. A Massachusetts corporation may elect in its articles of organization or bylaws not be governed by Chapter 110F.

Under the Massachusetts control share acquisitions statute (Chapter 110D of the Massachusetts General Laws), a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting stock of the corporation, referred to as a control share acquisition, must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (1) any shares owned by any person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (2) any shares owned by any officer of the corporation and (3) any shares owned by any employee of the corporation who is also a director of the corporation) for the purpose of acquiring voting rights for the shares that such person acquires in crossing the foregoing thresholds.

The Massachusetts control share acquisitions statute permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (1) no control share acquisition statement is delivered by the acquiring person or (2) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the shareholders in accordance with the applicable provision of the control share acquisitions statute.

If the voting rights for shares acquired in a control share acquisition are authorized by a majority of shareholders, the acquirer has acquired beneficial ownership of a majority or more of all voting power in the election of directors, then each stockholder of record, other than the acquirer, who has not voted in favor of authorizing voting rights for the control may demand payment for his or her stock and an appraisal in accordance with M.G.L. chapter 156D.

The Massachusetts control share acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute.

Massachusetts law provides that the board of directors of a public corporation be staggered into three groups having terms of three years. This could make it difficult to replace a majority of the board in any one year. A corporation may elect not to be governed by this provision by a vote of the board of directors, or by two-thirds of each class of stock outstanding at a meeting duly called for the purpose of voting on an exemption.

Chapter 110C of the Massachusetts General Laws (1) subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a takeover bid, defined to include any acquisition of or offer to acquire stock by which, after acquisition, the offeror would own more than 10% of the issued and outstanding equity securities of a target company and (2) provides that, if a person (together with its associates and affiliates) beneficially owns more than 5% of the stock of a Massachusetts corporation, such person may not make a takeover bid if during the preceding year such person acquired any of the subject stock with the undisclosed intent of gaining control of the corporation. The statute contains certain exceptions to these prohibitions, including if the board of directors approves the takeover bid, recommends it to the corporation’s shareholders and the terms of the takeover are furnished to shareholders. The validity of Chapter 110C has been called into questioned by a 1982 US Supreme Court decision that invalidated a similar law in the state of Illinois.

Indemnification of Directors and Officers

The Charter provides that the Company’s officers and directors will be indemnified by the Company to the fullest extent permitted by the Massachusetts Business Corporation Act (“MBCA”), as it presently exists, or may in the future be amended. In addition, the Charter provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted not in good faith or with intentional misconduct, knowingly or intentionally violated the law, or derived an improper personal benefit from their actions as directors. The Company intends to enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter. The Charter also permits the Company to secure insurance on behalf of any officer, director or employee for any liability to the fullest extent permitted by the MBCA. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify its officers and directors.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited consolidated financial statements of Bonfire and Subsidiary as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, the related notes and report of independent registered public accounting firm are included as Exhibit 99.1 and incorporated herein by reference.

The audited consolidated financial statements of CityBase and Subsidiary as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, the related notes and report of independent registered public accounting firm thereto are included as Exhibit 99.2 and incorporated herein by reference.

The audited financial statements of eCivis as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, the related notes and report of independent registered public accounting firm thereto are included as Exhibit 99.3 and incorporated herein by reference.

The audited financial statements of Open Counter as of and for the year ended December 31, 2018, the related notes and report of independent registered public accounting firm thereto are included as Exhibit 99.4 and incorporated herein by reference.

The audited combined financial statements of Questica as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, the related notes and report of independent registered public accounting firm thereto are included as Exhibit 99.5 and incorporated herein by reference.

The audited financial statements of Sherpa as of and for the year ended December 31, 2018, the related notes and report of independent registered public accounting firm thereto are included as Exhibit 99.6 and incorporated herein by reference.

(b) Pro Forma Financial Information.

Our unaudited pro forma combined financial information as of and for the year ended December 31, 2018 is attached hereto as Exhibit 99.7 and incorporated herein by reference

The audited financial statements of the Company as of December 31, 2018 and for the years ended December 31, 2018 and 2017, the related notes and report of independent registered public accounting firm thereto are included as Exhibit 99.8 and incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 12, 2018, by and among GTY Cayman, GTY Technology Holdings Inc. (Massachusetts) and GTY Technology MergerSub, Inc. (incorporated by reference to Exhibit 2.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on September 12, 2018).
2.2	Arrangement Agreement, dated September 12, 2018, by and among Bonfire Interactive Ltd., GTY Cayman, 1176370 B.C. Unlimited Liability Company, 1176363 B.C. Ltd. and the Bonfire Holders’ Representative named therein (incorporated by reference to Exhibit 2.2 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on September 12, 2018), as amended by Amendment No. 1 thereto, dated as of October 31, 2018 (incorporated by reference to Exhibit 2.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on November 5, 2018) and Amendment No. 2 thereto, dated December 28, 2018 (incorporated by reference to Exhibit 2.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 4, 2019).
2.3	Agreement and Plan of Merger, dated September 12, 2018, by and among CityBase, Inc., GTY Cayman, GTY Technology Holdings Inc. (Massachusetts), GTY CB Merger Sub, Inc. and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.3 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on September 12, 2018), as amended by Amendment No. 1 thereto, dated October 31, 2018 (incorporated by reference to GTY Cayman’s Current Report on Form 8-K filed with the SEC on November 5, 2018), Amendment No. 2 thereto, dated December 28, 2018 (incorporated by reference to Exhibit 2.2 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 4, 2019) and Amendment No. 3 thereto, dated February 12, 2019 (incorporated by reference to Exhibit 2.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on February 14, 2019).
2.4	Amended and Restated Agreement and Plan of Merger, dated December 28, 2018, by and among eCivis Inc., GTY Cayman, GTY EC Merger Sub, Inc. and the eCivis Holders’ Representative named therein. (incorporated by reference to Exhibit 2.3 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 4, 2019), as amended by Amendment No. 1 thereto, dated January 8, 2018 (incorporated by reference to Exhibit 2.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 14, 2019).
2.5	Amended and Restated Agreement and Plan of Merger, dated December 28, 2018, by and among Open Counter Enterprises Inc., GTY Cayman, OC Merger Sub, Inc. and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.4 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 4, 2019).
2.6	Share Purchase Agreement, dated September 12, 2018, by and among Questica Inc., Questica USCDN Inc., GTY Cayman, Fernbrook Homes (Hi-Tech) Limited, 1176368 B.C. Ltd. and each of the Questica Holders named therein (incorporated by reference to Exhibit 2.6 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on September 12, 2018) as amended by Amendment No. 1 thereto, dated October 31, 2018 (incorporated by reference to the Exhibit 2.5 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on November 5, 2018) and Amendment No. 2 thereto, dated December 28, 2018 (incorporated by reference to Exhibit 2.5 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 4, 2019).
2.7	Unit Purchase Agreement, dated September 12, 2018, by and among Sherpa Government Solutions LLC, GTY Cayman, the Sherpa Holders named therein and the Sherpa Holders’ Representative named therein (incorporated by reference to Exhibit 2.7 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on September 12, 2018) as amended by Amendment No. 1 thereto, dated October 31, 2018 (incorporated by reference to the Exhibit 2.6 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on November 5, 2018) and Amendment No. 2 thereto, dated December 28, 2018 (incorporated by reference to Exhibit 2.6 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 4, 2019).
2.8	Form of eCivis Shareholder Agreements (incorporated by reference to Exhibit 2.2 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on February 14, 2019).
2.9	Form of Open Counter Shareholder Agreements (incorporated by reference to Exhibit 2.3 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on February 14, 2019).
2.10	Questica Shareholder Agreement, dated February 12, 2019, by and among GTY Cayman, GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.), Shockt Inc. and 1176368 B.C. Ltd. (incorporated by reference to Exhibit 2.4 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on February 14, 2019).
2.11	Sherpa Shareholder Agreement, dated February 12, 2019, by and among GTY Cayman, GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) and David Farrell (incorporated by reference to Exhibit 2.5 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on February 14, 2019).
2.12	Amendment No. 1, dated February 19, 2019, to the Amended and Restated Agreement and Plan of Merger, dated December 28, 2018, by and among Open Counter Enterprises Inc., GTY Cayman, OC Merger Sub, Inc. and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.12 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).
3.1	Articles of Organization of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).
3.2	Restated Articles of Organization of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).

3.3	Bylaws of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 (File No. 333-229189), filed with the SEC on January 11, 2019).

4.1	Specimen Stock Certificate of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-4 (File No. 333-229189), filed with the SEC on January 11, 2019).
4.2	Specimen Warrant Certificate (incorporated by reference to the Exhibit 4.3 to GTY Cayman’s Registration Statement on Form S-1 (File No. 333-213809), filed with the SEC on September 26,2016).
4.3	Warrant Agreement between GTY Cayman and Continental Stock Transfer & Trust Company, dated as of October 26, 2016 (incorporated by reference to Exhibit 4.4 to GTY Cayman’s Current Report on Form 8-K, filed with the SEC on November 1, 2016).
4.4	Assignment and Assumption Agreement, dated February 19, 2019, by and between GTY Cayman, GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).
10.1	Form of Letter Agreement, by and between GTY Cayman and certain investors of City Base (incorporated by reference to Exhibit 10.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on October 16, 2018).
10.2	Form of Subscription Agreement, by and between GTY Cayman and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on January 14, 2019).
10.3	Subscription Agreement, dated February 13, 2019, by and among GTY Cayman and Michael Duffy (incorporated by reference to Exhibit 10.1 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on February 14, 2019).
10.4	Letter Agreement among GTY Cayman, its officers and directors and GTY Investors, LLC, dated as of October 26, 2016 (incorporated by reference to Exhibit 10.1 to GTY Cayman’s Current Report on Form 8-K, filed with the SEC on November 1, 2016).
10.5	Registration Rights Agreement among GTY Cayman, GTY Investors, LLC and the Holders signatory thereto, dated as of October 26, 2016 (incorporated by reference to Exhibit 10.3 to GTY Cayman’s Current Report on Form 8-K, filed with the SEC on November 1, 2016).
10.6	Form of GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Annex K to the Company’s Registration Statement on Form S-4 (File No. 333-229189), filed with the SEC on January 11, 2019).
10.7	Form of GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).
10.8	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).

99.1	Audited Consolidated Financial Statements of Bonfire and Subsidiary as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017.
99.2	Audited Consolidated Financial Statements of CityBase and Subsidiary as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017.
99.3	Audited Financial Statements of eCivis as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017.
99.4	Audited Financial Statements of Open Counter as of December 31, 2018 and for the year ended December 31, 2018.
99.5	Audited Combined Financial Statements of Questica as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017.
99.6	Audited Financial Statements of Sherpa as of December 31, 2018 and for the year ended December 31, 2018.
99.7	Unaudited Pro Forma Combined Financial Information as of and for the year ended December 31, 2018.
99.8	Item 1A “Risk Factors,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 8 “Financial Statements and Supplementary Data” and Item 10 “Directors, Executive Officers and Corporate Governance” (incorporated by reference to such Items of the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019).
99.9	“Executive Compensation,” “Management of New GTY Following the Business Combination - Post-Combination Company Executive Compensation,” “The Incentive Plan Proposal” and “Certain Relationships and Related Party Transactions” (incorporated by reference to the sections so entitled in the Company’s final prospectus, originally filed with the SEC pursuant to Rule 424(b) under the Securities Act on January 31, 2019, in connection with the Company’s Registration Statement on Form S-4 (File No. 333-229189)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTY TECHNOLOGY HOLDINGS INC.

	By:	/s/ Harry L. You
Name: Harry L. You
Title: Chief Financial Officer

Dated: March 18, 2019